EXHIBIT 4.2

BILL BARRETT CORPORATION,

as Issuer

5.00% Convertible Senior Notes due 2028

FIRST SUPPLEMENTAL INDENTURE

Dated as of March 12, 2008

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Trustee

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Exhibit A	Form of Note	A-1
Exhibit B	Subsidiary Guarantee Provisions	B-1

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FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of March 12, 2008 (this “Supplemental Indenture”), is entered into between Bill Barrett Corporation, a Delaware corporation (the “Company”), and Deutsche Bank Trust Company Americas, a New York State banking corporation, as trustee (the “Trustee”). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Base Indenture (as defined below).

RECITALS

The Company and the Trustee entered into that certain Indenture, dated as of March 12, 2008 (the “Base Indenture”), pursuant to which the Company may from time to time issue its senior indebtedness in the form of debentures, notes, bonds or other evidences of indebtedness (collectively, the “Debt Securities”).

WHEREAS, Section 9.01 of the Base Indenture provides that the Company, when authorized by a resolution of the Board of Directors of the Company, and the Trustee may, without the consent of the Holders of the Debt Securities, enter into a supplemental Indenture to (i) in accordance with clause (k) thereof, establish the form or terms of Debt Securities of any series as permitted by Sections 2.01 and 2.03 of the Base Indenture or (ii) in accordance with clause (i) thereof, add to, change, or eliminate any of the provisions of the Base Indenture in respect of a series of Debt Securities so long as any such addition, change or elimination not otherwise permitted under Section 9.01 of the Base Indenture shall become effective only when there is no Debt Security of any series Outstanding; and

WHEREAS, the Company has duly authorized the issue of 5.00% Convertible Senior Notes due 2028 (as they may be issued from time to time under this Supplemental Indenture, including any Additional Notes issued pursuant to Section 2.05 of the Base Indenture and Section 1.03 of this Supplemental Indenture, the “Notes”), initially in an aggregate principal amount not to exceed $172,500,000, and in connection therewith, there being no Notes Outstanding at the time of execution and delivery of this Supplemental Indenture, the Company has duly determined to make, execute and deliver this Supplemental Indenture to set forth the terms and provisions of the Notes as required by the Base Indenture and to add to, change and eliminate certain provisions of the Base Indenture in respect of the Notes; and

WHEREAS, the Company has determined that this Supplemental Indenture is authorized or permitted by Section 9.01 of the Base Indenture and has delivered to the Trustee an Opinion of Counsel and Officers’ Certificate to the effect that all conditions precedent provided for in the Base Indenture to the execution and delivery of this Supplemental Indenture have been complied with; and

WHEREAS, the Form of Note, the Trustee’s Certificate of Authentication to be borne by each Note, the Form of Notice of Conversion, the Form of Fundamental Change Repurchase Notice, the Form of Repurchase Notice and the Form of Assignment and Transfer to be borne by the Notes are to be substantially in the forms hereinafter provided for; and

WHEREAS, all things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee or a duly authorized authenticating agent, as in the Base Indenture provided, the valid and legally binding obligations of the Company have been done; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid and legally binding agreement according to its terms, and a valid and legally binding amendment of, and supplement to, the Base Indenture, have been done.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto agree, subject to the terms and conditions hereinafter set forth, as follows for the benefit of the Trustee and the Noteholders:

ARTICLE 1

ISSUE AND DESCRIPTION OF NOTES

Section 1.01 Designation and Amount; Ranking Payments; Denomination. The Notes shall be designated as the “5.00% Convertible Senior Notes due 2028.” The Notes are hereby established as a series of Debt Securities under the Base Indenture. The aggregate principal amount of Notes that may be authenticated and delivered under this Supplemental Indenture is not limited. The aggregate principal amount of Notes initially authorized for authentication and delivery pursuant to this Supplemental Indenture (the “Initial Notes”) is limited to $172,500,000 (except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of other Notes pursuant to Section 3.06(b), Section 3.11, Section 8.05, Section 9.03(d) hereof and Section 2.09, Section 2.11 and Section 2.16(c) of the Base Indenture). The Company may, and shall be entitled to, from time to time, without notice to or the consent of the Holders of the Notes, in accordance with Section 1.03 below increase the principal amount of Notes and issue such increased principal amount (or any portion thereof) of Notes as “Additional Notes” under this Supplemental Indenture; provided that no such additional notes may be issued unless fungible with the Initial Notes for U.S. federal income tax purposes, in which case any Additional Notes so issued will have the same form and terms (other than the date of issuance, issue price, and, under certain circumstances, the date from which interest thereon will begin to accrue, first interest payment date and legends, if any, thereon) as the Notes previously issued.

Payments of the principal of and interest on the Notes shall be made in Dollars, and the Notes shall be denominated in Dollars and in amounts equal to either $1,000 or an integral multiple thereof or no Dollars. The Place of Payment where the principal of and any other payments due on the Notes are payable shall initially be at the office or agency of the Company maintained for that purpose in New York, New York in accordance with Section 4.02 of this Supplemental Indenture.

Initially, Deutsche Bank Trust Company Americas will act as Paying Agent, Registrar and Conversion Agent. The Company may appoint and change any Paying Agent, Registrar or co-registrar or Conversion Agent without notice. The Company or any of its domestically organized Wholly Owned Subsidiaries may act as Paying Agent or Registrar or co-registrar.

The Company shall pay interest (a) on any Notes in certificated form by check mailed to the address of the Person entitled thereto as it appears in the Debt Security Registrar (or upon written application by such Person to the Trustee and Paying Agent (if different from the Trustee) not later than the relevant Record Date, by wire transfer in immediately available funds to such Person’s account within the United States, if such Person is entitled to interest on an aggregate principal in excess of $1,000,000, which application shall remain in effect until the Noteholder notifies the Trustee and Paying Agent to the contrary) or (b) on any Global Note by wire transfer of immediately available funds to the account of the Depositary or its nominee.

Section 1.02 Form of Notes. The Notes shall be substantially in the form set forth in Exhibit A hereto, which is incorporated in and made a part of this Supplemental Indenture.

Any of the Notes may have such letters, numbers or other marks of identification and such notations, legends or endorsements as the officers executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Supplemental Indenture or the Base Indenture or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, or to conform to usage or to indicate any special limitations or restrictions to which any particular Notes are subject.

The terms and provisions contained in the form of Note attached as Exhibit A hereto shall constitute, and are hereby expressly made, a part of this Supplemental Indenture and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Section 1.03 Additional Notes.

(a) With respect to any Additional Notes, there shall be (a) established in or pursuant to a Board Resolution and (b) (i) set forth or determined in the manner provided in an Officers’ Certificate or (ii) established in one or more indentures supplemental to this Supplemental Indenture, prior to the issuance of such Additional Notes:

(i) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Supplemental Indenture;

(ii) the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue and the first interest payment date therefor; and

(iii) if applicable, that such Additional Notes shall be issuable in whole or in part in the form of one or more Global Securities and, in such case, the respective depositaries for such Global Securities, the form of any legend or legends which shall be borne by such Global Securities in addition to or in lieu of those set forth in Exhibit A hereto and any circumstances in addition to or in lieu of those set forth in Exhibit A in which any such Global Securities may be exchanged in whole or in part for Additional Notes registered, or any transfer of such Global Security in whole or in part may be registered, in the name or names of Persons other than the depositary for such Global Security or a nominee thereof.

(b) If any of the terms of any Additional Notes are established by action taken pursuant to a Board Resolution, a copy thereof shall be delivered to the Trustee at or prior to the delivery of the Officers’ Certificate or the indenture supplemental to this Supplemental Indenture setting forth the terms of the Additional Notes.

(c) The Initial Notes and any Additional Notes shall be considered collectively as a single class for all purposes of the Indenture. Holders of the Initial Notes and any Additional Notes will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes or any Additional Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

Section 1.04 Execution and Authentication.

(a) The Initial Notes may forthwith be executed by the Company and delivered to the Trustee for authentication and delivery by the Trustee for original issue in accordance with the provisions of Section 2.07 of the Base Indenture.

(b) At any time and from time to time after the issuance of the Initial Notes, the Trustee shall authenticate and deliver any Additional Notes for original issue in accordance with the provisions of Section 2.07 of the Base Indenture in an aggregate principal amount determined at the time of issuance and specified in a Company Order. Such Company Order shall specify the principal amount of the Additional Notes to be authenticated and the date on which the original issue of such Additional Notes is to be authenticated.

Section 1.05 Non-Business Day Payments. If any Interest Payment Date, the Stated Maturity, any Redemption Date, any Purchase Date or any Fundamental Change Purchase Date falls on a day that is not a Business Day, then the required payment or delivery will be made on the next succeeding Business Day with the same force and effect as if made on the date that the payment or delivery was due, and no additional interest will accrue on that required payment or delivery for the period from and after the Interest Payment Date, Stated Maturity, Redemption Date, Purchase Date or Fundamental Change Purchase Date, as the case may be, to that next succeeding Business Day.

ARTICLE 2

DEFINITIONS AND INCORPORATION BY REFERENCE

All capitalized terms contained in this Supplemental Indenture shall, except as specifically provided for herein and except as the context may otherwise require, have the meanings given to such terms in the Base Indenture. Unless the context otherwise requires, all references in this Supplemental Indenture to Articles, Sections or Exhibits refer to Articles, or Sections of or Exhibits to this Supplemental Indenture. In the event of any inconsistency between the Base Indenture and this Supplemental Indenture, this Supplemental Indenture shall govern. The rules of interpretation set forth in the Base Indenture shall be applied hereto as if set forth in full herein. Unless the context otherwise requires, the following terms shall have the following meanings:

Section 2.01 Definitions.

“Applicable Conversion Rate” means a rate equal to the number of shares of Common Stock determined by dividing $1,000 by the Base Conversion Price. The Applicable Conversion Rate as of the date of this Supplemental Indenture shall be 15.0761.

“Base Conversion Price” means, in respect of each $1,000 principal amount of Notes, the number equal to $1,000 divided by 15.0761 (approximately $66.33) per share of Common Stock, subject to adjustment as set forth in Section 9.06.

“Business Day” means any day other than (x) a Saturday, (y) a Sunday or (z) a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including any warrants, options or rights to acquire any of the foregoing and instruments convertible into any of the foregoing;

(2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person; and

(3) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing clauses (1), (2) and (3) any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, as to any Person, an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the three highest ratings obtainable from either S&P or Moody’s;

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having one of the two highest ratings obtainable from Moody’s or S&P;

(4) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof or demand deposit accounts and Eurodollar time deposits and overnight bank deposits issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $100 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) or (2) above entered into with any bank meeting the qualifications specified in clause (4) above;

(6) deposits in money market funds investing in instruments of the type specified in clauses (1) through (5) above; and

(7) money market mutual or similar funds having assets in excess of $100 million.

“Certificated Securities” means securities that are in definitive, fully registered certificated form.

A “Change in Control” will be deemed to have occurred if any of the following occurs:

(i) any “Person” or “Group,” other than any of the Permitted Holders, is or becomes the “beneficial owner,” directly or indirectly, of shares of the Company’s Voting Stock representing 50% or more of the total voting power of all outstanding classes of the Company’s Voting Stock and (i) files a Schedule 13D or Schedule TO or any other schedule, form or report under the Exchange Act disclosing such beneficial ownership or (ii) the Company otherwise becomes aware of any such Person or Group;

(ii) the Company consolidates with, or merges with or into, another Person or the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the Company’s assets, or any Person consolidates with, or merges with or into, the Company, in any such event other than pursuant to a transaction in which the Persons that “beneficially owned,” directly or indirectly, the shares of the Company’s Voting Stock immediately prior to such transaction “beneficially own,” directly or indirectly, shares of the Company’s Voting Stock representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the continuing or surviving or transferee Person (or any parent thereof) immediately after giving effect to such transaction;

(iii) a majority of the members of the Company’s Board of Directors are not Continuing Directors; or

(iv) the holders of the Company’s Capital Stock approve any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with this Supplemental Indenture and the Base Indenture).

For purposes of this Change in Control definition:

(i) “Person” and “Group” have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “Group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

(ii) a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of this Supplemental Indenture, except that the number of shares of the Company’s Voting Stock will be deemed to include, in addition to all outstanding shares of the Company’s Voting Stock and unissued shares deemed to be held by the “Person” or “Group” or other Person with respect to which the Change in Control determination is being made, all unissued shares deemed to be held by all other Persons;

(iii) “Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who was a member of such Board of Directors on the date of the original issuance of the Notes, or was recommended, nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such recommendation, nomination or election, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the Company’s Board of Directors in which such individual is named as a nominee for director, or by a Permitted Holder;

(iv) “beneficially own” and “beneficially owned” have meanings correlative to that of beneficial owner;

(v) “Permitted Holders” means the Equity Investor and Related Parties;

(vi) “Equity Investor” means Warburg Pincus Private Equity VIII, L.P.;

(vii) “Related Party” means:

(1) any controlling stockholder, partner, member, 51% (or more) owned Subsidiary or immediate family member (in the case of an individual) of the Equity Investor; or

(2) any trust, corporation, partnership, limited liability company or other Person (other than any individual), the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding (directly or through one or more Subsidiaries) a 51% or more controlling interest of which consist of the Equity Investor or such other Persons referred to in the immediately preceding clause (1) or this clause (2); and

(viii) “unissued shares” means shares of Voting Stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a Change in Control.

“Closing Sale Price” of Common Stock on any date means the per share closing sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) at 4:00 p.m. (New York City time) on such date as reported in composite transactions for the principal U.S. national or regional securities exchange on which Common Stock is traded or, if Common Stock is not listed on a U.S. national or regional securities exchange, as reported by the National Quotation Bureau Incorporated.

“Commission” means the Securities Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.001 per share, as it exists on the date of this Supplemental Indenture and any shares of any class or classes of Capital Stock of the Company resulting from any reclassification or reclassifications thereof.

“Company” means the party named as such in this Supplemental Indenture until a successor replaces it pursuant to the applicable provisions hereof and, thereafter, means the successor.

“Conversion Agent” means the office or agency in the Borough of Manhattan, the City and State of New York where Notes may be presented for conversion and an office or agency where notices to or upon the Company in respect of the Notes and this Supplemental Indenture may be served, including any additional conversion agent, including any named pursuant to 4.02.

“Conversion Settlement Averaging Period” with respect to any Notes to be converted means the 20 consecutive Trading Day period beginning (x) on the Trading Day on or next following the Redemption Date, if prior to the relevant Conversion Date the Company has called the Notes that are being converted for redemption, (y) for Notes that are converted during the period beginning on the 30th Trading Day prior to the Stated Maturity, on the 27th Trading Day immediately preceding the Stated Maturity, and (z) in all other instances, on the Trading Day immediately following the final day of the Conversion Retraction Period.

“Credit Facility” means, with respect to the Company or any Subsidiary, one or more debt facilities or debt issuances or letters of credit or any successor or replacement agreement, in each case, as amended, restated, modified, renewed or refinanced in whole or in part from time to time.

“Crude Oil and Natural Gas Business” means:

(1) the acquisition, exploration, exploitation, development, operation, production, hedging, swapping and disposition of interests in oil, natural gas and other hydrocarbon properties and assets;

(2) the gathering, marketing, treating, processing, storage, refining, hedging, swapping, selling and transporting of any production from such interests, properties or assets (or interests, properties or assets of others) and products produced in association therewith; and

(3) activities arising from, relating to or necessary, appropriate, ancillary, complementary or incidental to the foregoing.

“Current Market Price” means, with respect to any date of determination, the Closing Sale Price of Common Stock on the date of determination.

“Daily Conversion Value” means, for each Trading Day during the Conversion Settlement Averaging Period, for each $1,000 aggregate principal amount of Notes, one-twentieth ( 1/20th) of the product of (x) the then Applicable Conversion Rate and (y) the Volume Weighted Average Price on such Trading Day of the Common Stock.

“Daily Share Amount” for each Trading Day during the Conversion Settlement Averaging Period for each $1,000 aggregate principal amount of Notes means one-twentieth ( 1/20th) of the Applicable Conversion Rate on that Trading Day.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Dollar-Denominated Production Payment” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Ex-Dividend Date” means, when used with respect to any dividend or distribution, the first date upon which the Common Stock trades, regular way, on the relevant exchange or in the relevant market from which the sale price was obtained without the right to receive such dividend or distribution.

“Fair Market Value” means, with respect to any asset or property, the price which would be paid in an arm’s-length, free market transaction, for cash, between an informed and willing seller and an informed and willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction, determined in good faith by the Company’s Board of Directors (unless otherwise provided in this Supplemental Indenture), which determination will be conclusive for all purposes under this Supplemental Indenture.

“Fundamental Change” means the occurrence of a Change in Control or a Termination of Trading.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2) statements and pronouncements of the Financial Accounting Standards Board;

(3) such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4) the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

“Global Note” means a permanent global note that is in the Form of Note attached hereto as Exhibit A, and that is deposited with the Depositary or its custodian and registered in the name of the Depositary.

“Holder” or “Holders” means a Person or Persons in whose name a Note is registered on the Registrar’s books.

“Indebtedness” means with respect to any Person, without duplication:

(1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2) all Capitalized Lease Obligations of such Person;

(3) all obligations of such Person representing the deferred purchase price of property, all conditional sale obligations of such Person and all obligations under any title retention agreement (but excluding trade accounts payable), to the extent such obligations would appear as a liability upon the balance sheet of such Person in accordance with GAAP;

(4) all obligations for the reimbursement of any obligor on any outstanding letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5) guarantees and other contingent obligations in respect of Indebtedness referred to in this definition;

(6) all obligations of any other Person of the type referred to in clauses (1) through (5) above which are secured by any Lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or asset and the amount of the obligation so secured; and

(7) any guarantee by such Person of production or payment with respect to (A) a Production Payment or (B) Production Payments and Reserve Sales;

provided, however, that any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of Cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness, shall not constitute “Indebtedness.”

Notwithstanding the foregoing, (i) accrued expenses and trade accounts payable arising in the ordinary course of business shall not constitute “Indebtedness” and (ii) except as expressly provided in clause (7) above, Production Payments and Reserve Sales shall not constitute “Indebtedness.”

Any obligation of a Person in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property shall not constitute Indebtedness.

Notwithstanding the foregoing, in connection with the acquisition or disposition of any business, assets or Capital Stock of a Subsidiary or the Company, “Indebtedness” will exclude any obligations arising from agreements of the Company or any of its Subsidiaries providing for indemnification, guarantees (other than guarantees of Indebtedness), adjustment of purchase price, holdbacks, contingent payment obligations based on a final financial statement or performance of acquired or disposed of assets or similar obligations, in each case, incurred or assumed in connection with such acquisition or disposition.

The “amount” or “principal amount” of Indebtedness at any time of determination as used herein shall, except as set forth below, be determined in accordance with GAAP:

(1) the “amount” or “principal amount” of any Indebtedness issued at a price that is less than the principal amount at maturity thereof shall be the accreted value thereof;

(2) the “amount” or “principal amount” of any Capitalized Lease Obligation shall be the amount determined in accordance with the definition thereof;

(3) the “amount” or “principal amount” of all other unconditional obligations shall be the amount of the liability thereof determined in accordance with GAAP; and

(4) the “amount” or “principal amount” of all other contingent obligations shall be the maximum liability at such date of such Person.

“Indenture” means the Base Indenture, as supplemented and modified by this Supplemental Indenture, as either may be amended or supplemented from time to time in accordance with the terms hereof, including the provisions of the TIA that are deemed to be a part hereof.

“Issue Date” of any Note means the date on which the Note was originally issued or deemed issued as set forth on the face of the Note.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Market Disruption Event” means the occurrence or existence for more than one half hour period in the aggregate on any Trading Day for shares of Common Stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by The New York Stock Exchange (the “NYSE”) or otherwise) in shares of Common Stock or in any options, contracts or future contracts relating to shares of Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

“Moody’s” means Moody’s Investors Service, Inc.

“National Securities Exchange” means a U.S. national securities exchange, including the New York Stock Exchange.

“Notes” has the meaning set forth in the third recital of this Supplemental Indenture and shall include the Initial Notes and any Additional Notes authenticated and delivered in accordance with Section 1.03.

“Person” means an individual, partnership, corporation, unincorporated organization, limited liability company, trust, estate, or joint venture, or a governmental agency or political subdivision thereof.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Production Payments and Reserve Sales” means the grant or transfer to any Person of a Dollar-Denominated Production Payment, Volumetric Production Payment, royalty, overriding royalty, revenue interest, net revenue interest, reversionary interest, net profits interest, master limited or other partnership interest or other interest in oil and natural gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, including, without limitation, any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Crude Oil and Natural Gas Business for geologists, geophysicists or other providers of technical services to the Company or a Subsidiary.

“Qualifying Fundamental Change” means any Change in Control included in clause (i) or (ii) of the definition of “Change in Control” if (but only if) such Change in Control occurs prior to March 20, 2012. A merger, consolidation, assignment, conveyance, sale, transfer, lease or other disposition otherwise constituting a Change in Control will not constitute a Qualifying Fundamental Change if at least 90% of the consideration paid for the Common Stock in that transaction, excluding Cash payments for fractional shares and Cash payments made pursuant to dissenters’ appraisal rights, consists of shares of common stock traded on a U.S. national securities exchange, or will be so traded immediately following such transaction, and, as a result of such transaction, the Notes become convertible into such shares of such common stock.

“Redemption Date” means the date specified in a notice of redemption on which the Notes may be redeemed in accordance with the terms of the Notes and the Indenture.

“Secured Credit Facility” means a Credit Facility secured by one or more Liens on a substantial portion of the Company’s assets.

“Settlement Amount” is the amount the Company shall deliver to the Holder, through the Conversion Agent, pursuant to Section 9.02(b)(i), (ii) or (iii) hereof.

“Significant Subsidiary” shall have the same meaning as such term is defined in Rule 1-02 of Regulation S-X.

“S&P” means Standard and Poor’s Ratings Group.

“Stated Maturity” when used with respect to any Note, means March 15, 2028.

“Subsidiary” means a Person more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company, or by the Company and one or more other Subsidiaries of the Company.

“Subsidiary Guarantor” means each of the Company’s Subsidiaries that in the future executes a supplemental indenture in which such Subsidiary agrees to be bound by the terms of this Supplemental Indenture as a Subsidiary Guarantor; provided, however, that any Subsidiary Guarantor shall cease to constitute a Subsidiary Guarantor when its Subsidiary Guarantee is released in accordance with the terms of this Supplemental Indenture.

“Termination of Trading” means that the Common Stock into which the Notes are then convertible ceases to be listed for trading on a National Securities Exchange and is not then quoted on an established automated over-the-counter trading market in the United States.

“Trading Day” means a day on which (i) there is no Market Disruption Event and (ii) the NYSE or, if the Common Stock is not listed on the NYSE, the principal other U.S. national or regional securities exchange on which the Common Stock is then listed is open for trading or, if the Common Stock is not so listed, any Business Day. So long as the Common Stock is listed on a U.S. national or regional securities exchange, a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on such exchange.

“Trading Price” means, on any date of determination, the quotient of (x) the average of the secondary bid quotations per Note obtained by the Conversion Agent for $5,000,000 principal amount of the Notes at approximately 3:30 p.m. (New York City time) on such determination date from three independent nationally recognized securities dealers the Company selects divided by (y) 5,000; provided that, if at least three such bids cannot reasonably be obtained, but two such bids can reasonably be obtained, then the average of these two bids shall be used; provided further that, if at least two such bids cannot reasonably be obtained, but one such bid can reasonably be obtained, this one bid shall be used. If on any date of determination the Conversion Agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of the Notes from an independent nationally recognized securities dealer, then for purposes of determining whether the condition set forth in Section 9.01(a)(ii) is satisfied, the Trading Price of the Notes on such date of determination will be deemed to be less than 98% of the Closing Sale Price of the Common Stock on such date multiplied by the then Applicable Conversion Rate.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Volume Weighted Average Price” per share of Common Stock (or any security that is part of the Reference Property into which the Common Stock has been converted, if applicable) on any Trading Day means the Volume Weighted Average Price on the principal exchange or over-the-counter market on which the Common Stock (or other security) is then listed or traded, from 9:30 a.m. to 4:00 p.m. (New York City time) on that Trading Day as displayed under the heading “Bloomberg VWAP” on Bloomberg Page BBG Equity AQR (or the Bloomberg Page for any security that is part of the Reference Property into which the Common Stock has been converted, if applicable), or if such Volume Weighted Average Price is not available (or the Reference Property in question is not a security), the Company’s Board of Directors’ reasonable, good faith estimate of the Volume Weighted Average Price of the shares of Common Stock, or other Reference Property, on such Trading Day.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” means any class or classes of Capital Stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors, managers or trustees.

“Wholly Owned Subsidiary” means, at any time, a Subsidiary all the Voting Stock of which (except directors’ qualifying shares and investments by foreign nationals mandated by applicable law) is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

Section 2.02 Other Definitions.

Term Section	Defined in:
“Additional Interest”	Section 10.02
“Additional Shares”	Section 9.15
“Cash”	Section 3.07(a)
“Cash Settlement Notice Period”	Section 9.02(b)(i)
“Company Notice”	Section 3.07(b)
“Company Notice Date”	Section 3.07(b)
“Conversion Date”	Section 9.03(a)(iv)
“Conversion Notice”	Section 9.03(a)(i)
“Conversion Retraction Period”	Section 9.02(b)(i)
“Defaulted Interest”	Section 10.03
“Dividend Adjustment Amount”	Section 9.06(g)
“Effective Date”	Section 9.15(b)(i)
“Event of Default”	Section 6.01
“Expiration Date”	Section 9.06(e)
“Expiration Time”	Section 9.06(e)
“Final Notice Date”	Section 9.02(b)
“Fundamental Change Notice”	Section 3.08(b)
“Fundamental Change Notice Date”	Section 3.08(b)
“Fundamental Change Purchase Date”	Section 3.08(a)
“Fundamental Change Purchase Notice”	Section 3.08(c)
“Fundamental Change Purchase Price”	Section 3.08(a)
“Interest Payment Date”	Section 10.01(a)
“Non-Surviving Transaction”	Section 9.10(a)
“Purchase Date”	Section 3.07(a)
“Purchase Notice”	Section 3.07(a)
“Purchase Price”	Section 3.07(a)
“Purchased Shares”	Section 9.06(e)
“Record Date”	Section 10.01(a)
“Redemption Price”	Section 3.01
“Reference Property”	Section 9.10
“Rights”	Section 9.06(i)
“Special Record Date”	Section 10.03
“Specified Cash Amount”	Section 9.02(b)(iv)(C)
“Spin-Off”	Section 9.06(f)
“Stock Price”	Section 9.15(b)(ii)
“Subsidiary Guarantee”	Section 11.01
“Transforming Transaction”	Section 9.01(a)(vi)
“Trigger Event”	Section 9.06(j)
“Triggering Distribution”	Section 9.06(d)

ARTICLE 3

REDEMPTION AND PURCHASES

Article III of the Base Indenture shall not apply to the Notes except as, and to the extent, described in this Article 3.

Section 3.01 Company’s Right to Redeem; Notices to Trustee. The Notes will not be subject to redemption prior to March 26, 2012. On or after March 26, 2012, the Company shall have the right to redeem the Notes in whole or in part, for a Cash redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest (including Additional Interest, if any) thereon up to, but not including, the Redemption Date (the “Redemption Price”). In case the Company shall desire to exercise such right of redemption, the Company shall fix a date for redemption and give notice thereof to the Trustee. If the Redemption Date is between a regular Record Date and the Interest Payment Date to which it relates, the Company will pay any accrued and unpaid interest (including Additional Interest, if any) to a Holder on such regular Record Date. If the Company calls any or all of the Notes for redemption, Holders may convert their Notes that have been so called for redemption at any time prior to 5:00 p.m. (New York City Time) on the second scheduled Trading Day prior to the Redemption Date, even if such Notes are not otherwise convertible at such time, after which such Holders’ right to convert will expire unless the Company defaults in the payment of the Redemption Price.

The Company shall give each notice to the Trustee provided for in this Section 3.01 at least 60 days before the Redemption Date unless the Trustee consents to a shorter period.

On and after the applicable redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has previously deposited with the Paying Agent for the Notes funds in satisfaction of the applicable Redemption Price pursuant to this Supplemental Indenture.

Section 3.02 Selection of Notes to Be Redeemed. If fewer than all Outstanding Notes are to be redeemed, the Trustee shall select the Notes to be redeemed by lot, on a pro rata basis or by another method that the Trustee considers fair and appropriate, including any method required by DTC or any successor Depositary. The Trustee shall make the selection from Outstanding Notes not previously called for redemption. The Trustee may select for redemption portions of the principal amount of Notes that have denominations larger than $1,000. Notes and portions of Notes the Trustee selects shall be in principal amounts of $1,000 or multiples thereof. Provisions of this Supplemental Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Company promptly of the Notes or portions of Notes to be redeemed.

If the Trustee selects a portion of a Holder’s Notes for partial redemption and such Holder converts a portion of the same Notes, the converted portion will be deemed first to be from the portion selected for redemption.

Section 3.03 Notice of Redemption. At least 30, but not more than 60, calendar days before the Redemption Date, the Company or, at the Company’s request, the Trustee shall mail a notice of redemption by first-class mail, postage prepaid, to each Holder of Notes to be redeemed.

The notice shall identify the Notes to be redeemed and shall state:

(a) the Redemption Date;

(b) the Redemption Price;

(c) the Applicable Conversion Rate;

(d) the name and address of the Paying Agent and the Conversion Agent;

(e) that Notes called for redemption may be converted at any time prior to 5:00 p.m. (New York City time) on the second scheduled Trading Day prior to the Redemption Date;

(f) that Holders who want to convert their Notes must satisfy all the requirements set forth herein and in the Notes;

(g) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;

(h) if fewer than all of the outstanding Notes are to be redeemed, the certificate numbers, if any, and principal amounts of the particular Notes to be redeemed;

(i) that, unless the Company defaults in making payment of such Redemption Price, interest, if any (including Additional Interest, if any), on Notes called for redemption will cease to accrue on and after the Redemption Date; and

(j) the CUSIP number of the Notes.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense, provided that the Company makes such request at least three Business Days prior to the date by which such notice of redemption must be given to Holders in accordance with this Section 3.03, provided further that, in all cases, the text of such notice of redemption shall be prepared by the Company.

The notice if given in the manner herein provided shall be conclusively presumed to have been duly given, whether or not any Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note selected for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.

Section 3.04 Effect of Notice of Redemption. Once notice of redemption is given, Notes called for redemption become due and payable on the Redemption Date and at the Redemption Price stated in the notice of redemption except for Notes which are converted in accordance with the terms of this Supplemental Indenture. If less than all the Notes are to be redeemed, the notice of redemption shall specify the CUSIP numbers of the Note to be redeemed. Upon surrender to the Paying Agent, such Notes shall be paid at the Redemption Price stated in the notice of redemption.

Section 3.05 Deposit of Redemption Price. Prior to 10:00 a.m. (New York City time) on the Redemption Date, the Company shall deposit with the Paying Agent (or if the Company or a Wholly Owned Subsidiary is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the Redemption Price of all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption which have been delivered by the Company to the Trustee for cancellation or have been converted. The Paying Agent shall as promptly as practicable return to the Company any money not required for that purpose because of conversion of Notes pursuant to Article 9. If such money is then held by the Company in trust and is not required for such purpose, it shall be discharged from such trust.

Section 3.06 Notes Redeemed in Part.

(a) In the event of any redemption in part, the Company will not be required to register the transfer of or exchange any Note so selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(b) Upon surrender of a Note that is redeemed in part, the Company shall execute and the Trustee shall authenticate and deliver to the Holder a new Note in an authorized denomination equal in principal amount to the unredeemed portion of the Note surrendered, or in the case of a Global Note, the Company shall instruct the Registrar to decrease such Global Note by the principal amount of the redeemed portion of the Note surrendered.

Section 3.07 Purchase of Notes by the Company at Option of the Holder.

(a) General. Notes (equal to $1,000 or an integral multiple thereof) shall be purchased by the Company at the option of the Holder on March 20, 2012, March 20, 2015, March 20, 2018 or March 20, 2023 (each, a “Purchase Date”). All Notes purchased by the Company will be paid for in U.S. legal tender (“Cash” or “Cash Equivalent”) equal to 100% of the principal amount to be purchased plus any accrued and unpaid interest (including Additional Interest, if any) thereon up to, but not including, such Purchase Date (the “Purchase Price”).

No Notes may be purchased by the Company at the option of Holders pursuant to this Section 3.07 if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to the Purchase Date. The Company shall be required to purchase any Outstanding Notes upon delivery to the Paying Agent and the Company by the Holder of a written notice (or in the case of the Global Note, a notice delivered electronically or by other means in accordance with the Depositary’s customary procedures) of purchase (a “Purchase Notice”) during the period beginning at any time from 9:00 a.m. (New York City time) on the date that is 20 Business Days prior to the relevant Purchase Date until 5:00 p.m. (New York City time) on the second Business Day prior to such Purchase Date. If the Purchase Notice is given and withdrawn during such period, the Company will not be obligated to purchase the related Notes. The Purchase Notice electing the Company purchase the Notes must state:

(i) if the Notes are Certificated Securities, the certificate number of the Note which the Holder will deliver to be purchased or, if the Notes are not Certificated Securities, all information required to comply with all DTC procedures;

(ii) the portion of the principal amount of the Notes to be purchased, in multiples of $1,000 thereof; and

(iii) that the Notes shall be purchased by the Company pursuant to the applicable terms of the Notes and Indenture.

The delivery of such Note to the Paying Agent with the Purchase Notice (together with all necessary endorsements and compliance by the Holder with all DTC procedures) at the offices of the Paying Agent shall be a condition to the receipt by the Holder of the Purchase Price therefor.

The Company shall purchase from the Holder thereof, pursuant to this Section 3.07, a portion of a Note, if the principal amount of such portion is $1,000 or an integral multiple of $1,000. Provisions of this Supplemental Indenture that apply to the purchase of all of a Note also apply to the purchase of such portion of such Note.

A Holder shall either effect book-entry transfer or deliver the Notes, together with necessary endorsements, to the office of the Paying Agent after delivery of the Purchase Notice to receive payment of the Purchase Price. A Holder shall receive payment promptly following the later of the Purchase Date or the time of book-entry transfer or the delivery of the Notes. If the Paying Agent holds money sufficient to pay the Purchase Price of the Note on such Business Day following the Purchase Date, then the Notes will cease to be Outstanding and interest (including Additional Interest, if any) on such Note will cease to accrue (whether not book-entry transfer of the Note is made or whether the Note is delivered to the Paying Agent), and all other rights of the Holder shall terminate (other than the right to receive the Purchase Price and previously accrued and unpaid interest and Additional Interest, if any, upon delivery on transfer of the Notes).

The Company shall be responsible for making all determinations with respect to the adequacy of all notices electing to require the Company to purchase Notes pursuant to this Section 3.07 and all notices withdrawing such elections pursuant to Section 3.09, and any such determination shall be binding on the applicable Holder.

(b) Company Notice. On or before the 20th Business Day prior to each Purchase Date (the “Company Notice Date”), the Company shall mail a notice to the Trustee, the Paying Agent, to all Holders of the Notes, and to beneficial owners as required by applicable law, setting forth the information specified in this Section 3.07(b) (the “Company Notice”).

Each Company Notice shall include a form of Purchase Notice to be completed by a Holder and shall state:

(i) the last date on which a Holder may exercise the purchase right;

(ii) the Purchase Price;

(iii) the name and address of the Paying Agent and the Conversion Agent;

(iv) the Applicable Conversion Rate estimated as of a recent date, and to the extent known at the time of such Company Notice, the amount of accrued but unpaid interest (and Additional Interest, if any) that will be payable with respect to each $1,000 principal amount of the Notes on the Purchase Date;

(v) that Notes as to which a Purchase Notice has been given may be converted if they are otherwise convertible only in accordance with Article 9 hereof and the applicable provisions of the Notes if the applicable Purchase Notice has been withdrawn in accordance with the terms of this Supplemental Indenture;

(vi) that Notes must be surrendered to the Paying Agent to collect payment;

(vii) that the Purchase Price for any Note as to which a Purchase Notice has been given and not withdrawn will be paid on the Business Day following the later of the Purchase Date or the time of book-entry transfer or the delivery of the Notes and the Holder’s satisfaction of all applicable conditions;

(viii) the procedures the Holder must follow to exercise its purchase rights under this Section 3.07 and a brief description of such rights;

(ix) briefly, the conversion rights, if any, of the Notes;

(x) the procedures for withdrawing a Purchase Notice;

(xi) that, unless the Company defaults in making payment on Notes for which a Purchase Notice has been submitted, interest, if any (including Additional Interest, if any), on such Notes will cease to accrue on and after the Purchase Date; and

(xii) the CUSIP number of the Notes.

At the Company’s request, the Trustee shall give such Company Notice in the Company’s name and at the Company’s expense, provided that the Company makes such request at least three Business Days prior to the date by which such Company Notice must be given to Holders in accordance with this Section 3.07; provided further that, in all cases, the text of such Company Notice shall be prepared by the Company.

Simultaneously with providing such Company Notice, the Company shall publish a notice containing the information contemplated by this Section 3.07(b) in a newspaper of general circulation in The City of New York or publish such information on the Company’s website or through such other public medium as the Company may use at that time.

(c) Procedure upon Purchase. The Company shall deposit Cash in respect of Cash repurchases under this Article 3 at the time and in the manner as provided in Section 3.10, sufficient to pay the aggregate Purchase Price of all Notes to be purchased pursuant to this Section 3.07.

Section 3.08 Purchase of Notes at Option of the Holder upon a Fundamental Change.

(a) If a Fundamental Change occurs, Notes shall be purchased by the Company at the option of the Holders, as of the date that is 30 Business Days after the occurrence of the Fundamental Change (the “Fundamental Change Purchase Date”) at a purchase price equal to 100% of the principal amount of the Notes, together with any accrued and unpaid interest (including Additional Interest, if any) to, but excluding, the Fundamental Change Purchase Date (the “Fundamental Change Purchase Price”), payable in Cash, subject to satisfaction by or on behalf of any Holder of the requirements set forth in Section 3.08(c).

Notwithstanding anything to the contrary set forth in this Section 3.08, Holders will not have the right to require the Company to purchase any Notes as a result of any transaction described in clause (i) or (ii) of the definition of “Change in Control,” and the Company will not be required to deliver a Fundamental Change Notice incidental thereto as a result of any merger, consolidation, assignment, conveyance, sale, transfer, lease or other disposition otherwise constituting a Change in Control in which at least 90% of the consideration paid for the Common Stock, excluding Cash payments for fractional shares and Cash payments made pursuant to dissenters’ appraisal rights, consists of shares of Common Stock traded on a National Securities Exchange, or which will be so traded immediately following such transaction, and, as a result of such transaction, the Notes become convertible into such shares of Common Stock.

If the Company desires the Trustee to give the Fundamental Change Notice required by Section 3.08(b), at least three Business Days before the Fundamental Change Notice Date, the Company shall deliver an Officers’ Certificate to the Trustee specifying the information required by Section 3.08(b).

(b) Within ten Business Days after the occurrence of a Fundamental Change, the Company (or the Trustee, as applicable) shall mail a written notice of the Fundamental Change (the “Fundamental Change Notice,” the date of such mailing, the “Fundamental Change Notice Date”) by first-class mail to the Trustee and to each Holder. Simultaneously with providing such notice, the Company will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on the Company’s website or through such other public medium as the Company may use at that time. The Fundamental Change Notice shall state:

(i) information about, and the terms and conditions of, the Fundamental Change, including the amount of Additional Shares that are deliverable, if any;

(ii) the date by which the Fundamental Change Purchase Notice pursuant to Section 3.08(c) must be given;

(iii) the Fundamental Change Purchase Date;

(iv) the Fundamental Change Purchase Price;

(v) the name and address of the Paying Agent and the Conversion Agent;

(vi) the Applicable Conversion Rate estimated as of a recent date, and to the extent known at the time of such Company Notice, the amount of accrued but unpaid interest (including Additional Interest, if any) that will be payable with respect to each $1,000 principal amount of the Notes on the Purchase Date;

(vii) that the Notes as to which a Fundamental Change Purchase Notice has been given may be converted if they are otherwise convertible pursuant to Article 9 hereof only if the Fundamental Change Purchase Notice has been withdrawn in accordance with the terms of this Supplemental Indenture;

(viii) that the Notes must be surrendered to the Paying Agent to collect payment;

(ix) that the Fundamental Change Purchase Price for any Note as to which a Fundamental Change Purchase Notice has been duly given and not withdrawn will be paid on the Business Day following the later of the Fundamental Change Purchase Date and the Holder’s satisfaction of all applicable conditions;

(x) the procedures the Holder must follow to exercise rights under this Section 3.08;

(xi) the conversion rights, if any, of the Notes;

(xii) the procedures for withdrawing a Fundamental Change Purchase Notice;

(xiii) that, unless the Company defaults in making payment of such Fundamental Change Purchase Price, interest (including Additional Interest, if any) on Notes surrendered for purchase by the Company will cease to accrue on and after the Fundamental Change Purchase Date; and

(xiv) the CUSIP number of the Notes.

At the Company’s request, the Trustee shall give such Fundamental Change Notice in the Company’s name and at the Company’s expense, provided that the Company makes such request at least three Business Days prior to the date by which such Fundamental Change Notice must be given to Holders in accordance with this Section 3.08; provided further that, in all cases, the text of such Fundamental Change Notice shall be prepared by the Company.

(c) A Holder may exercise its rights specified in Section 3.08(b) upon delivery of a written notice (which may be delivered by letter, overnight courier, hand delivery, facsimile transmission or in any other manner reasonably acceptable to the Paying Agent and, in the case of the Global Note, may be delivered electronically or by other means in accordance with the Depositary’s customary procedures) of the exercise of such rights (a “Fundamental Change Purchase Notice”) to any Paying Agent during the period between the Fundamental Change Purchase Notice and 5:00 p.m. (New York City time) on the second scheduled Trading Day prior to the Fundamental Change Purchase Date, specifying:

(i) If the Notes are Certificated Securities, the certificate number of the Note which the Holder will deliver to be purchased; if the Notes are not Certificated Securities, all information required to comply with all DTC procedures;

(ii) the principal amount of the Note, or portion thereof, which the Holder will deliver to be purchased, which portion must be $1,000 or an integral multiple thereof; and

(iii) that such Note shall be purchased pursuant to the terms and conditions specified in the applicable provisions of such Note and this Supplemental Indenture.

The delivery of such Note to the Paying Agent with the Fundamental Change Purchase Notice (together with all necessary endorsements and compliance by the Holder with all DTC procedures) at the offices of the Paying Agent shall be a condition to the receipt by the Holder of the Fundamental Change Purchase Price therefor.

The Company shall purchase from the Holder thereof, pursuant to this Section 3.08, a portion of a Note if the principal amount of such portion is $1,000 or an integral multiple of $1,000. Provisions of this Supplemental Indenture that apply to the purchase of all of a Note also apply to the purchase of such portion of such Note.

Any purchase by the Company contemplated pursuant to the provisions of this Section 3.08 shall be consummated by the delivery of the consideration to be received by the Holder on the Business Day following the later of the Fundamental Change Purchase Date or the satisfaction of the foregoing conditions to such purchase to be fulfilled by the Holder hereunder. If the Paying Agent holds money sufficient to pay the Fundamental Change Purchase Price of the Notes which Holders have elected to require the Company to purchase on such Business Day in accordance with the terms of this Supplemental Indenture, then, from and including the Fundamental Change Purchase Date, those Notes will cease to be Outstanding and interest (including Additional Interest, if any) on the Notes will cease to accrue and all other rights of the Holders shall terminate, other than the right to receive the Fundamental Change Purchase Price upon satisfaction of the foregoing conditions.

The Company shall be responsible for making all determinations with respect to the adequacy of all notices electing to require the Company to purchase Notes pursuant to this Section 3.08 and all notices withdrawing such elections pursuant to Section 3.09, and any such determination shall be binding on the applicable Holder.

(d) The Company shall deposit Cash, at the time and in the manner as provided in Section 3.10, sufficient to pay the aggregate Fundamental Change Purchase Price of all Notes to be purchased pursuant to this Section 3.08. Notwithstanding anything herein to the contrary, the Company’s obligations pursuant to this Section 3.08 shall be satisfied if a third party makes an offer to repurchase Outstanding Notes after a Fundamental Change in the manner and at the times and otherwise in compliance in all material respects with the requirements of this Section 3.08 and such third party purchases all Notes properly tendered and not withdrawn pursuant to the requirements of this Section 3.08.

Section 3.09 Effect of Purchase Notice or Fundamental Change Purchase Notice. Upon receipt by the Paying Agent of the Purchase Notice or Fundamental Change Purchase Notice specified in Section 3.07(a) or Section 3.08(c), as applicable, the Holder of the Note in respect of which such Purchase Notice or Fundamental Change Purchase Notice, as the case may be, was given shall (unless such Purchase Notice or Fundamental Change Purchase Notice, as the case may be, is withdrawn as specified in the following paragraph) thereafter be entitled to receive solely the Purchase Price or Fundamental Change Purchase Price, as the case may be, with respect to such Note. Such Purchase Price or Fundamental Change Purchase Price shall be paid to such Holder, subject to receipt of funds by the Paying Agent, promptly following the later of (i) the Business Day following the Purchase Date or the Fundamental Change Purchase Date, as the case may be, with respect to such Note (provided the conditions in Section 3.07(a)) or Section 3.08(c), as applicable, have been satisfied) and (ii) the time of delivery of such Note to the Paying Agent by the Holder thereof in the manner required by Section 3.07(b) or Section 3.08(c), as applicable. Notes in respect of which a Purchase Notice or Fundamental Change Purchase Notice has been given by the Holder thereof may not be converted pursuant to Article 9 hereof on or after the date of the delivery of such Purchase Notice or Fundamental Change Purchase Notice unless such Purchase Notice or Fundamental Change Purchase Notice has first been validly withdrawn as specified in the following paragraph and the Holder is otherwise entitled to convert such Notes.

A Purchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the office of the Paying Agent in accordance with the Purchase Notice at any time prior to 5:00 p.m. (New York City time) on the Business Day prior to the Purchase Date, and a Fundamental Change Purchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the office of the Paying Agent prior to 5:00 p.m. (New York City time) on the second scheduled Trading Day prior to the Fundamental Change Purchase Date. Such notice shall specify:

(a) if the Notes are Certificated Securities, the certificate number of the withdrawn Note or, if the Notes are not Certificated Securities, all information required to comply with all DTC procedures;

(b) the principal amount of the withdrawn Note; and

(c) the principal amount, if any, of such Note which remains subject to the original Purchase Notice or Fundamental Change Purchase Notice, as the case may be, and which has been or will be delivered for purchase by the Company.

Section 3.10 Deposit of Purchase Price or Fundamental Change Purchase Price. Prior to 10:00 a.m. (New York City time) on the Business Day following the Purchase Date or the Fundamental Change Purchase Date, as the case may be, and the Holder’s satisfaction of all applicable conditions specified in Section 3.07 or Section 3.08, as applicable, the Company shall deposit with the Trustee or with the Paying Agent (or, if the Company or a Subsidiary or an Affiliate of either of them is acting as the Paying Agent, shall segregate and hold in trust as provided in Section 4.04 of the Base Indenture) an amount of Cash (in immediately available funds if deposited on such Business Day) sufficient to pay the aggregate Purchase Price or Fundamental Change Purchase Price, as the case may be, of all the Notes or portions thereof which are to be purchased in respect of such Purchase Date or Fundamental Change Purchase Date, as the case may be.

Section 3.11 Notes Purchased in Part. Any Certificated Security which is to be purchased only in part shall be surrendered at the office of the Paying Agent (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing) and the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Note, without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Note so surrendered which is not purchased, or in the case of a Global Note, the Company shall instruct the Registrar to decrease such Global Note by the principal amount of the purchased portion of the Note surrendered.

Section 3.12 Covenant to Comply with Securities Laws upon Purchase of Notes. When complying with the provisions of Section 3.07 or Section 3.08 hereof (provided that such offer to purchase constitutes an “issuer tender offer” for purposes of Rule 13e-4 (which term, as used herein, includes any successor provision thereto) under the Exchange Act at the time of such offer to purchase), the Company shall (a) comply with Rule 13e-4 and Rule 14e-1 (or any successor provision) under the Exchange Act and comply with any other tender offer rules under the Exchange Act, in each case to the extent applicable to the Company, (b) file the related Schedule TO (or any successor schedule, form or report) under the Exchange Act, and (c) otherwise comply with any applicable federal and state securities laws to the extent applicable to the Company so as to permit the rights and obligations under Section 3.07 or Section 3.08, as the case may be, to be exercised in the time and in the manner specified in Section 3.07 or Section 3.08, as the case may be.

Section 3.13 Repayment to the Company. Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall return to the Company any Cash held by the Trustee or the Paying Agent, as applicable, for the payment of the Purchase Price or

Fundamental Change Purchase Price, as the case may be, that remains unclaimed by the Holders for a period of two years; provided, however, that to the extent that the aggregate amount of Cash deposited by the Company pursuant to Section 3.10 exceeds the aggregate Purchase Price or Fundamental Change Purchase Price, as the case may be, of the Notes or portions thereof which the Company is obligated to purchase as of the Business Day following the Purchase Date or Fundamental Change Purchase Date, as the case may be, then, unless otherwise agreed in writing with the Company, promptly after the Business Day following the Purchase Date or Fundamental Change Purchase Date, as the case may be, the Trustee shall return any such excess to the Company.

Section 3.14 No Fundamental Change Purchase Following Acceleration. No Notes will be purchased by the Company under Section 3.08 if the principal amount of the Notes has been accelerated under this Supplemental Indenture, and such acceleration has not be rescinded, on or prior to the Fundamental Change Purchase Date.

Section 3.15 No Limit on Other Purchases. Nothing in this Supplemental Indenture or the Base Indenture or the Notes shall prohibit or limit the right of the Company from time to time to repurchase the Notes at any price in open market purchases or negotiated transactions or by tender offer without any notice to Holders. Any Notes purchased by the Company may, to the extent permitted by law, be reissued or resold or may, at the Company’s option, be surrendered to the Trustee for cancellation. Any Notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

ARTICLE 4

COVENANTS

In addition to the covenants set forth in Section 4.03, Section 4.04, Section 4.06(a), Section 4.06(c), and Section 4.07 of the Base Indenture, the following covenants shall apply to the Notes. Section 4.01, Section 4.02, Section 4.05, 4.06(b), Section 4.08, Section 4.09, Section 4.10, Section 4.11 and Section 4.12 of the Base Indenture shall not apply to, and the covenants therein shall be deemed included in the Indenture solely for the benefit of a different series of Debt Securities than, the Notes.

Section 4.01 Payments. The Company shall promptly make all payments in respect of the Notes on the dates and in the manner provided in the Notes or pursuant to this Supplemental Indenture. Any amounts of Cash or Common Stock to be given to the Trustee or Paying Agent shall be deposited with the Trustee or Paying Agent by 10:00 a.m. (New York City time) by the Company on the required date. The Company shall make payments in respect of Certificated Securities by check mailed to a Holder’s registered address (unless otherwise agreed with the Holder thereof) and shall make payments in respect of the Global Note by wire transfer. Subject to the applicable provisions of Section 3.01, Section 3.07 and Section 3.08, the Company shall make any required interest payments (including payments of Additional Interest, if any) to the Person in whose name each Note is registered 5:00 p.m. (New York City time) on the Record Date for such interest payment (including payments of Additional Interest, if any). Principal amount, accrued interest, if any (including Additional Interest, if any), Redemption Price, Purchase Price and Fundamental Change Purchase Price shall be considered paid on the applicable date due if on such date (in the case of a Purchase Price or Fundamental Change Purchase Price, on the Business Day following the later of the applicable Purchase Date or Fundamental Change Purchase Date, as the case may be, the Trustee or the Paying Agent holds, in accordance with this Supplemental Indenture, Cash sufficient to pay all such amounts then due.

Section 4.02 Maintenance of Office or Agency. The Company will maintain in The New York City an office or agency of the Trustee, Registrar, Paying Agent and Conversion Agent where Notes may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer, exchange, purchase, redemption or conversion and where notices and demands to or upon the Company in respect of the Notes and this Supplemental Indenture may be served. The office of Deutsche Bank Trust Company Americas, Trust & Securities Services, 60 Wall Street, NYC MS 60-2710, New York, NY 10005, Attention: Trust and Securities Services, Telecopier No.: (732) 578-4635, shall initially be such office or agency for all of the aforesaid purposes. The Company shall give prompt written notice to the Trustee of the location, and of any change in the location, of any such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with any such address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 4.02 of the Base Indenture.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in New York City for such purposes.

Section 4.03 Commission and Other Reports. The Company shall deliver to the Trustee and the Holders, within 30 calendar days after the Company would have been required to file them with the Commission, copies of the Company’s annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. In the event the Company is at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall, so long as any Notes are outstanding, file with the Commission for public availability (unless the Commission will not accept such a filing, in which case the Company will, or will cause the Trustee to, furnish the Holders of Notes (upon request)) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants.

In such event, such reports, information and documents shall be provided within 30 calendar days after the date on which the Company would have been required to file such reports had the Company continued to have been subject to such reporting requirements. The Company also shall comply with the other provisions of Section 314(a) of the Trust Indenture Act.

Section 4.04 Existence. Except as permitted by Section 5.01 of this Supplement Indenture, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its and any Subsidiary Guarantor’s corporate existence.

ARTICLE 5

SUCCESSOR CORPORATION

Article X of the Base Indenture shall not apply to the Notes except as, and to the extent, described in this Article 5.

Section 5.01 When Company May Merge or Transfer Assets. The Company shall not consolidate with or merge into any Person in a transaction in which the Company is not the surviving Person, nor shall the Company convey, transfer, sell or lease or otherwise dispose of all or substantially all of the Company’s assets or properties to any successor Person unless:

(a) the successor Person, if any, is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and such corporation has assumed by a supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all of the Company’s obligations under the Notes, the Base Indenture (as it relates to the Notes) and this Supplemental Indenture;

(b) to the extent such transaction constitutes a transaction to which Section 9.10(a) of this Supplemental Indenture applies, the supplemental indenture required by Section 9.10(a) shall have been duly executed and delivered in accordance with Section 9.10(a);

(c) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(d) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer, sale or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with this Article 5 and that all conditions precedent herein provided for relating to such transaction have been satisfied.

The successor Person formed by such consolidation or into which the Company is merged or the successor Person to which such conveyance, transfer, sale or lease or disposition of all or substantially all of the Company’s assets or property is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Base Indenture (as it relates to the Notes) and this Supplemental Indenture with the same effect as if such successor Person had been named as the Company; and thereafter the Company shall be discharged from all obligations and covenants under the Base Indenture (as it relates to the Notes), this Supplemental Indenture and the Notes.

ARTICLE 6

DEFAULTS AND REMEDIES

Article VI of the Base Indenture shall not apply to the Notes, except as, and to the extent, described in this Article 6.

Section 6.01 Events of Default. Each of the following events shall constitute an “Event of Default” with respect to the Notes:

(i) the Company fails to pay the principal of any Note when due;

(ii) the Company fails to pay the Cash, shares of Common Stock or a combination thereof owing upon conversion of any Note (including any Additional Shares) within the time periods set forth in Article 9 and such failure continues for a period of 5 days;

(iii) the Company fails to pay the Purchase Price or Redemption Price of any Note when the same becomes due and payable pursuant to Article 3 hereof;

(iv) the Company fails to provide a timely notice of a Fundamental Change as required by Section 3.08(b);

(v) the Company fails to perform any other covenant required of the Company in the Indenture (including any provision of the TIA that imposes any duty on the Company or any Subsidiary Guarantor that is deemed part of the Indenture pursuant to Section 318(c) of the TIA, but excluding any covenant included in the Indenture solely for the benefit of a different series of Debt Securities) if such failure continues for 90 days after notice of a default from the Trustee or after receipt by the Company and the Trustee of a notice of default from the Holders of at least 25% in principal amount of the Outstanding Notes;

(vi) the Company or any of the Company’s Significant Subsidiaries fails to pay one or more judgments for the payment of money in an aggregate amount in excess of $50.0 million (unless covered by insurance by a reputable insurer as to which the insurer has not disclaimed coverage) and such judgment(s) remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(vii) the Company defaults in any payment of interest amounts (including Additional Interest) on any Note, when due if such failure continues for a period of 30 days;

(viii) any Indebtedness for money borrowed by the Company or one of the Company’s Significant Subsidiaries in an outstanding principal amount in excess of $50.0 million is not paid at final maturity as such final maturity may be extended by waiver or amendment or is accelerated and such Indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, within 30 days after written notice as provided in Section 12.03 of the Base Indenture; and

(ix) the Company or any of its Significant Subsidiaries pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case;

(B) consents to the entry of an order for relief against it in an involuntary case;

(C) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(D) makes a general assignment for the benefit of its creditors or takes any comparable action under any foreign laws relating to insolvency; and

(x) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any of its Significant Subsidiaries in an involuntary case;

(B) appoints a Custodian of the Company or any of its Significant Subsidiaries or for any substantial part of its property;

(C) orders the winding up or liquidation of the Company or any of its Significant Subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X); or

(D) grants any similar relief under any foreign laws and in each such case the order or decree remains unstayed and in effect for 60 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The Company shall deliver to the Trustee, as promptly as reasonably practicable and in any event within 30 days after an Officer of the Company has knowledge of the occurrence thereof, written notice in the form of an Officers’ Certificate of any Event of Default and any Default.

Any reference in this Article 6 or elsewhere in this Supplemental Indenture to “Event of Default” shall be deemed to refer to and include only the Events of Default with respect to the Notes specified in this Section 6.01, and the term “Default” as so used in this Supplemental Indenture shall have a correlative meaning.

Section 6.02 Acceleration.

(a) If an Event of Default (other than an Event of Default specified in Section 6.01(ix) or Section 6.01(x), in either case with respect to the Company) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding by notice to the Company and the Trustee, may declare the principal amount of Notes Outstanding to be immediately due and payable. Upon such a declaration, such accelerated amount shall be due and payable immediately. If an Event of Default specified in Section 6.01(ix) or Section 6.01(x), in either case with respect to the Company, occurs and is continuing, the principal amount of all the Notes shall, automatically and without any action by the Trustee or any Holder, become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in aggregate principal amount of the Notes at the time Outstanding by notice to the Trustee and the Company and without notice to any other Holder may rescind any declaration of acceleration if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived, except nonpayment of the principal amount, that have become due solely as a result of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

(b) Notwithstanding the foregoing, the sole remedy under this Supplemental Indenture for an Event of Default relating to the failure of the Company to comply with Section 4.03 for the 180 days after the occurrence of such an Event of Default shall consist exclusively of the right to receive Additional Interest in accordance with Section 10.02 to, but not including, the 181st day thereafter (or, if applicable, the earlier date on which the Event of Default relating to the reporting obligations is cured or waived) as provided in Section 10.02. If the Event of Default is continuing on the 181st day after an Event of Default relating to a failure to comply with Section 4.03 occurs, the Notes will be subject to acceleration as provided above. For the avoidance of doubt, the provisions of this Section 6.02(b) will not affect the rights of Noteholders in the event of the occurrence of any other Event of Default.

Section 6.03 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of the principal amount plus accrued and unpaid interest, if any (including Additional Interest, if any), on the Notes or to enforce the performance of any provision of the Notes, the Base Indenture (as it relates to the Notes) or this Supplemental Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of the Notes in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

Section 6.04 Waiver of Past Defaults. Subject to Section 6.02 and Section 8.02 hereof, the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding by notice to the Trustee and without notice to any other Holder may waive any past Default and its consequences except (a) an Event of Default described in Section 6.01(i) and Section 6.01(vii), (b) a Default in respect of a covenant that under Section 8.02 cannot be amended without the consent of each Holder, or (c) a failure to pay Cash, shares of Common Stock or a combination thereof owing upon conversion of any Note (including any Additional Shares) within the time periods set forth in Article 9. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

Section 6.05 Control by Majority. The Holders of a majority in aggregate principal amount of the Notes at the time Outstanding may direct in writing the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law, the Base Indenture (as it relates to the Notes) or this Supplemental Indenture that the Trustee determines is unduly prejudicial to the rights of other Holders or would potentially involve the Trustee in personal liability. Prior to taking any action hereunder, the Trustee shall be entitled to indemnification satisfactory to the Trustee in its reasonable discretion against all losses and expenses caused by taking or not taking such action.

Section 6.06 Limitation on Suits. Subject to Section 6.07, a Holder may not pursue any remedy with respect to the Base Indenture (as it relates to the Notes), this Supplemental Indenture or the Notes or for the appointment of a receiver or a trustee, unless:

(a) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in aggregate principal amount of the Notes at the time Outstanding make a written request and shall have offered reasonable indemnity to the Trustee to institute such proceeding as Trustee;

(c) the Trustee has failed to institute such remedy within 60 days after such written notice, request and offer; and

(d) the Trustee has not received from the Holders of a majority in aggregate principal amount of the Notes then Outstanding a direction inconsistent with such request within 60 days after such written notice, request and offer.

A Holder may not use this Supplemental Indenture to prejudice the rights of any other Holder or to obtain a preference or priority over any other Holder.

Section 6.07 Rights of Holders to Receive Payment. Notwithstanding any other provision of this Supplemental Indenture, the right of any Holder to receive payment of the principal amount, Redemption Price, Purchase Price, Fundamental Change Purchase Price or interest, if any (including Additional Interest, if any), in respect of the Notes held by such Holder, on or after the respective due dates expressed in such Holder’s Notes or any Redemption Date, Purchase Date or Fundamental Change Purchase Date, and to convert the Notes in accordance with Article 9, or to bring suit for the enforcement of any such payment on or after such respective dates or the right to convert, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee. If an Event of Default specified in Section 6.01(i) or Section 6.01(vii) occurs and is continuing, the Trustee may recover judgment in its own name and as Trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest, including Additional Interest, to the extent lawful) and the amounts provided for in Section 7.06 of the Base Indenture.

Section 6.09 Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company, a Subsidiary Guarantor, its creditors or its property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a Trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.06 of the Base Indenture.

Section 6.10 Priorities. If the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

FIRST: to the Trustee for amounts due under Section 7.06 of the Base Indenture;

SECOND: to Holders for amounts due and unpaid on the Notes for the principal amount, Redemption Price, Purchase Price, Fundamental Change Purchase Price or interest, if any (including Additional Interest, if any), as the case may be, ratably, without preference or priority of any kind, according to such amounts due and payable on the Notes; and

THIRD: the balance, if any, to the Company.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such record date, the Company shall mail to each Holder and the Trustee a notice that states the record date, the payment date and the amount to be paid.

Section 6.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under the Base Indenture or this Supplemental Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in aggregate principal amount of the Notes at the time Outstanding.

Section 6.12 Waiver of Stay or Extension Laws. The Company (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of the Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE 7

DISCHARGE OF INDENTURE

Article XI of the Base Indenture shall not apply to the Notes except as, and to the extent, described in this Article 7.

Section 7.01 Discharge of Liability on Notes. When (a) the Company delivers to the Trustee all Outstanding Notes (other than Notes replaced pursuant to Section 2.11 of the Base Indenture) for cancellation or (b) all Outstanding Notes have become due and payable and the Company irrevocably deposits with the Trustee Cash sufficient to pay and discharge all amounts due and owing on all Outstanding Notes (other than Notes replaced pursuant to Section 2.11 of the Base Indenture) and if in either case the Company pays all other sums payable under this Supplemental Indenture by the Company, then the Indenture (including this Supplemental Indenture) (as it relates to the Notes) shall, subject to Section 2.11 of the Base Indenture, cease to be of further effect with respect to the Notes. The Trustee shall acknowledge satisfaction and discharge of the Indenture (including this Supplemental Indenture) (as it relates to the Notes) with respect to the Notes on demand of the Company accompanied by an Officers’ Certificate and an Opinion of Counsel and at the cost and expense of the Company.

Section 7.02 Repayment to the Company. The Trustee and the Paying Agent shall promptly turn over to the Company upon written request any excess money or securities held by them at any time.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal or interest that remains unclaimed for two years and, thereafter, Holders entitled to the money must look to the Company for payment as general creditors.

ARTICLE 8

AMENDMENTS

Section 9.02 of the Base Indenture shall not apply to the Notes except as, and to the extent, described in this Article 8.

Section 8.01 Without Consent of Holders. The Company and the Trustee may enter into any supplemental indenture to amend or supplement the Indenture (including this Supplemental Indenture) or the Notes without notice to, or the consent of, any Holder to:

(a) evidence the assumption of the Company’s obligations under the Indenture or the Notes by a successor Person under Article 5;

(b) surrender any of the Company’s rights or powers under the Indenture;

(c) add covenants or Events of Default for the benefit of the Holders of Notes;

(d) add guarantees with respect to the Notes (including pursuant to Article 11) or to secure the Notes;

(e) cure any omission or correct any inconsistency in the Indenture, so long as such action will not materially adversely affect the interests of the Holders;

(f) cure any ambiguity, defect or inconsistency;

(g) modify or amend the Indenture to permit the qualification of the Indenture or any supplemental indenture hereto under the TIA;

(h) establish the forms or terms of the Notes pursuant to Article 2 of the Base Indenture and to change the procedures for transferring and exchanging Notes so long as such change does not adversely affect the Holders of any Outstanding Notes;

(i) evidence the acceptance of appointment by a successor Trustee;

(j) provide for the issuance of Additional Notes as permitted by Section 1.03 of this Supplemental Indenture and Section 2.05 of the Base Indenture, which will have terms substantially identical to the other Outstanding Notes except as specified in Section 1.03 of this Supplemental Indenture and Section 2.05 of the Base Indenture, and which will be treated, together with any other Outstanding Notes, as a single series of Debt Securities;

(k) solely to conform the provisions of this Supplemental Indenture or the Notes to the description hereof and thereof contained in the Preliminary Prospectus Supplement relating to the Notes dated March 4, 2008 and the Pricing Term Sheet relating to such Preliminary Prospectus Supplement dated March 5, 2008 and the Final Prospectus Supplement relating to the

Notes dated March 5, 2008 (it being understood that the incorrect two references to clause (8) in the first full paragraph on page S-59 of such Preliminary Prospectus Supplement were corrected to refer to clause (9) in both instances by means of the Form 8-K filed by the Company on March 10, 2008 and incorporated by references into the Final Prospectus Supplement);

(l) make any other change to the Indenture or forms or terms of the Notes so long as such change will not adversely affect the interests of the Holders of the Notes;

(m) to add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of Debt Securities other than the Notes; or

(n) to establish the form or terms of Debt Securities of any series other than the Notes as permitted by Sections 2.01 and 2.05 of the Base Indenture.

The Trustee is hereby authorized to join with the Company in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations which may be therein contained and to accept the conveyance, transfer, assignment, mortgage or pledge of any property thereunder, but the Trustee shall not be obligated to enter into any such supplemental indenture which affects the Trustee’s own rights, duties or immunities under the Indenture or otherwise.

Any supplemental indenture authorized by the provisions of this Section 8.01 may be executed by the Company and the Trustee without the consent of the Holders of any of the Notes at the time Outstanding, notwithstanding any of the provisions of Section 8.02.

After an amendment under this Section 8.01 becomes effective, the Company shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all such Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

Section 8.02 With Consent of Holders. With the consent of the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding (including the consents obtained in connection with a purchase of, or tender or exchange offer for, Notes), the Company and the Trustee may enter into any supplemental indenture to amend or supplement the Indenture (including this Supplemental Indenture) or the Notes for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Notes or the Indenture (including this Supplemental Indenture) or of any supplemental Indenture to the Indenture or of modifying in any manner the rights of the Holders of the Notes. In addition, the Holders of a majority in aggregate principal amount of the Outstanding Notes (including consents obtained in connection with a purchase of, or tender or exchange offer for, Notes) may waive the Company’s compliance in any instance with any provision of the Indenture (including this Supplemental Indenture) as it relates to the Notes without notice to the other Holders of Notes. However, no amendment, supplement or waiver may be made without the consent of each Holder of Outstanding Notes affected thereby if such amendment, supplement or waiver would (with respect to Notes held by any non-consenting Holder):

(a) change the stated maturity of the principal of, or the date any installment of interest (including Additional Interest, if any) is due on, the Notes;

(b) reduce the principal amount of or rate of interest (including Additional Interest, if any) on the Notes;

(c) reduce the amount of principal payable upon acceleration of the maturity of the Notes;

(d) change the currency of payment of principal or interest amounts (including Additional Interest, if any) on the Notes;

(e) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes;

(f) modify the time or price at which the Notes may be redeemed hereunder;

(g) amend, change or modify in any material respect the provisions with respect to the purchase rights of the Holders under Section 3.07 on the dates specified thereunder and Section 3.08 after a Fundamental Change has occurred, in each such case in a manner adverse to Holders of Notes;

(h) adversely affect the right of Holders to convert the Notes;

(i) reduce the percentage of the aggregate principal amount of Outstanding Notes required for modification or amendment of the Indenture (including this Supplemental Indenture) or the Notes;

(j) reduce the percentage of the aggregate principal amount of Outstanding Notes necessary for waiver under this Section 8.02 of compliance with the Indenture (including the Supplemental Indenture) or waiver under Section 6.04 of defaults; and

(k) modify the provisions of the first paragraph of this Section 8.02 or Section 6.04 except to increase the percentage of Outstanding Notes required for any amendment or modification or waiver specified therein or to provide for the consent of each Holder of any affected Note being required for any matter.

It shall not be necessary for the consent of the Holders under this Section 8.02 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such consent approves the substance thereof.

Any Notes held by the Company or any of its Subsidiaries shall be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of Note holders.

After a supplemental indenture under this Section 8.02 becomes effective, the Company shall mail to each Holder a notice briefly describing the supplemental indenture. Notwithstanding anything in this Section 8.02 to the contrary, the failure of the Company to give such notice to all the Holders, or any defect in the notice, will not impair or affect the validity of the supplemental indenture.

Consents of Holders given pursuant to this Section 8.02 shall be evidenced as provided in Section 8.01 of the Base Indenture.

Upon the request of the Company, accompanied by a copy of a Board Resolution authorizing the execution of any such supplemental indenture, and upon the filing with the Trustee of evidence of the consent of Holders as aforesaid, the Trustee shall join with the Company in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee’s own rights, duties or immunities under the Indenture or otherwise, in which case the Trustee may in its discretion but shall not be obligated to enter into such supplemental indenture.

For purposes of this Article 8 and Article 9 of the Base Indenture, a supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has been expressly included solely for the benefit of one or more particular series of Debt Securities other than the Notes or which modifies the rights of the Holders of Debt Securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture or the interests of the Holders of Notes.

Section 8.03 Compliance with Trust Indenture Act. Every supplemental indenture executed pursuant to this Article shall comply with the TIA.

Section 8.04 Revocation and Effect of Consents, Waivers and Actions. A consent to a supplemental indenture or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date the supplemental indenture or waiver becomes effective. After a supplemental indenture or waiver becomes effective, it shall bind every Holder. A supplemental indenture or waiver becomes effective upon the execution of such supplemental indenture or waiver by the Trustee.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Supplemental Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

Section 8.05 Notation on or Exchange of Notes. Notes authenticated and delivered after the execution of any supplemental indenture pursuant to this Article may, and shall if required by the Trustee, bear a notation in form approved by the Trustee as to any matter provided for in such supplemental indenture. If the Company shall so determine, new Notes so modified as to conform, in the opinion of the Trustee and the Board of Directors, to any such supplemental indenture may be prepared and executed by the Company and authenticated and delivered by the Trustee in exchange for outstanding Notes.

Section 8.06 Trustee to Sign Supplemental Indentures. The Trustee shall sign any supplemental indenture authorized pursuant to this Article 8 if the amendment contained therein does not affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may, but need not, sign such supplemental indenture. In signing such supplemental indenture the Trustee shall be provided with, and (subject to the provisions of Section 7.01 of the Base Indenture) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such amendment is authorized or permitted by the Indenture.

Section 8.07 Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article, the Indenture (including this Supplemental Indenture) shall be modified in accordance therewith, and such supplemental indenture shall form a part of the Indenture for all purposes; and every Holder of Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby. Nothing in this Supplemental Indenture shall limit or affect the provisions of Article IX or Section 6.06 of the Base Indenture insofar as relating to any amendment or waiver in respect of any series of Debt Securities other than the Notes.

ARTICLE 9

CONVERSIONS

Section 9.01 Conversion Rights.

(a) Subject to the further provisions of this Article 9, a Holder of Notes may surrender such Notes for conversion (or any portion thereof equal to $1,000 or any integral multiple of $1,000 in excess thereof):

(x) at any time prior to 5:00 p.m. (New York City time) on September 20, 2027 only in the circumstances and to the extent specified in clauses (i) through (vi) below:

(i) during any calendar quarter commencing after the date of original issuance of the Notes, if the Closing Sale Price per share of Common Stock for at least 20 Trading Days in the period of 30 consecutive Trading Days ending on the last Trading Day of the calendar quarter preceding the quarter in which the conversion occurs is more than 130% of the Base Conversion Price of the Notes in effect on such last Trading Day;

(ii) during the ten consecutive Trading Day period following any five consecutive Trading Day period in which the Trading Price for the Notes for each such Trading Day was, as determined in accordance with the procedures described in Section 9.01(c), less than 98% of the Closing Sale Price of the Common Stock on such date multiplied by the then Applicable Conversion Rate;

(iii) at any time prior to 5:00 p.m. (New York City time) on the second scheduled Trading Day prior to the Redemption Date (after which the Holder’s right to convert will expire unless the Company defaults in the payment of the Redemption Price) with respect to Notes called for redemption, if the Company or the Trustee has issued a notice of redemption of Notes pursuant to Section 3.03 hereof, even if such Notes are not otherwise convertible at such time;

(iv) at any time after the Company gives notice to Holders of Notes of any election by it to distribute to all, or substantially all, Holders of Common Stock (with a copy to the Trustee and the Conversion Agent):

(A) rights or warrants entitling such Holders of Common Stock to subscribe for or purchase the Company’s Common Stock at less than the Current Market Price on the record date for such issuance or

(B) Cash, debt securities (or other evidence of Indebtedness) or other assets (excluding dividends or distributions described in Sections 9.06(a)(i) and 9.06(b)) which distribution has a per share value exceeding 10% of the Current Market Price of the Company’s Common Stock as of the Trading Day immediately preceding the declaration date for such distribution;

in each case, until the earlier of 5:00 p.m. (New York City time) on the Business Day prior to the Ex-Dividend Date or the Company’s announcement that such distribution will not take place; provided this Section 9.01(a)(iv) shall not apply if the Holder of a Note otherwise participates in a distribution on an as-converted basis (solely into shares of the Common Stock at the then Applicable Conversion Rate) without conversion of such Holder’s Notes; provided further if such distribution does not occur as anticipated, the Company will issue a press release and notify Holders who have elected to convert their Notes promptly after the Company determines that such distribution will not occur and each such Holder may elect to withdraw any then pending election to convert by a written notice of withdrawal delivered to the Conversion Agent within 10 Business Days after the Company makes such announcement. In such event, Holders who do not make such a withdrawal election will receive the applicable settlement amount with respect to Notes surrendered for conversion three Business Days following the later of (i) the last day of the applicable Conversion Settlement Averaging Period or (ii) the expiration of the 10 Business Day withdrawal period referred to above;

(v) if a Fundamental Change occurs, the Notes may be surrendered for conversion at any time on or after the date which is 40 days prior to the anticipated effective time of any Fundamental Change as announced by the Company, until 5:00 p.m. (New York City time) on the second scheduled Trading Day immediately preceding the Fundamental Change Purchase Date; and

(vi) if the Company consolidates with or merges with or into another Person or is a party to a binding share exchange or conveys, transfers, sells or otherwise disposes of all or substantially all of its properties and assets (in each case other than with one of the Company’s Wholly-Owned Subsidiaries in a transaction where the Company’s Common Stock is not converted into the right to receive any securities other than solely in connection with a re-domestication transaction) in each case pursuant to which Common Stock would be converted into (or holders of such shares would be entitled to receive Cash in lieu thereof) Cash, securities and/or other property, Notes may be surrendered for conversion at any time from or after the date which is 40 days prior to the anticipated effective date of such transaction and ending on the 15th day following the effective date of such transaction; provided such transaction does not otherwise constitute a Fundamental Change (to which the provisions of Section 9.01(a)(v) shall instead apply) (any such transaction to which this Section 9.01(a)(vi) applies, a “Transforming Transaction”); the Company shall notify Holders of Notes and the Trustee at least 40 days prior to the anticipated effective date of such Transforming Transaction; the Board of Directors shall determine the anticipated effective date of such Transforming Transaction, and such determination shall be conclusive and binding on the Holders; or

(y) at any time after September 20, 2027 and on or prior to 5:00 p.m. (New York City time) on the Business Day immediately preceding the Stated Maturity, regardless of whether any of the conditions specified in clause (x)(i) to (x)(vi) has been satisfied.

(b) The Company will determine whether the Notes are convertible as a result of the Closing Sale Price of Common Stock pursuant to Section 9.01(a)(i) on a daily basis during the 30 consecutive Trading Days described in Section 9.01(a)(i) and will notify the Trustee if the Notes are so convertible.

(c) In connection with a conversion pursuant to Section 9.01(a)(ii) the Company, or upon written request, the Conversion Agent on behalf of the Company, will determine whether the Notes are convertible and, if so, will notify the Trustee and the Company in writing; provided, however, that the Conversion Agent shall have no obligation to determine the Trading Price of the Notes unless the Company has requested such determination in writing, and the Company shall have no obligation to make such request unless the Trustee, following a request by a Holder, provides the Company with reasonable evidence that the Trading Price of the Notes on any Trading Day would be less than 98% of the product of the then Applicable Conversion Rate and the Closing Sale Price of the Common Stock on that date. At such time, the Company shall instruct the Conversion Agent to determine the Trading Price of the Notes beginning on such Trading Day and on each successive Trading Day until the Trading Price of the Notes is greater than or equal to 98% of the product of the Closing Sale Price for the Common Stock on such date and the then Applicable Conversion Rate. The Conversion Agent’s sole duty in respect of such determination shall consist of requesting and receiving, and, if applicable, averaging the quotations provided by the independent nationally recognized securities dealers referred to in the definition of “Trading Price.” The Conversion Agent shall be entitled at its sole discretion to consult with the Company and to request the assistance of the Company in connection with the Conversion Agent’s duties and obligations pursuant to this Section 9.01(c) and the Company agrees, if requested by the Conversion Agent, to cooperate with, and provide assistance to, the Conversion Agent in carrying out its duties under this Section 9.01(c).

(d) If the Company makes a distribution described in Section 9.01(a)(iv), the Company shall notify Holders at least 40 Business Days prior to the Ex-Dividend Date for such distribution.

(e) To the extent practicable, the Company will notify Holders of the Notes and the Trustee in writing of the anticipated effective date for a Fundamental Change not more than 70 days but not less than 40 days prior to such anticipated effective date.

(f) The Company hereby appoints the Trustee as the initial Conversion Agent. The Trustee may resign from its appointment as Conversion Agent at any time and the Company shall then appoint a new Conversion Agent.

(g) Notes with respect to which a Purchase Notice or a Fundamental Change Purchase Notice has been given by the Holder may be converted pursuant to this Section 9.01 only if the Purchase Notice or Fundamental Change Purchase Notice has been withdrawn in accordance with the provisions of Section 3.09 and the Holder is otherwise entitled to convert such Notes. If the Company has called any Notes for redemption, a holder of such Notes may convert such Notes only until the close of business on the second scheduled Trading Day prior to the Redemption Date unless the Company fails to pay the Redemption Price.

(h) Whenever any event described in clauses (i) through (vii) of Section 9.01(a) shall occur such that the Notes become convertible as provided in this Section 9.01, the Company shall promptly inform the Trustee, issue a press release and use its reasonable efforts to post such information on its website or otherwise publicly disclose the information, or provide notice to the Holders of the Notes in a manner contemplated by this Supplemental Indenture, including through the facilities of DTC, which press release, website posting, notice or other public disclosure, as the case may be, shall include:

(i) a description of such event;

(ii) a description of the periods during which the Notes shall be convertible as provided in clauses (i) through (vii) of Section 9.01(a);

(iii) a statement of whether an adjustment to the Applicable Conversion Rate shall take effect; and

(iv) the procedures Holders of the Notes must follow to convert their Notes in accordance with Section 9.03 below, including the name and address of the Conversion Agent.

Section 9.02 Conversion Consideration.

(a) Subject to the qualifications and the satisfaction of the conditions and during the periods described in Section 9.01(a), and except as otherwise provided in Section 9.03(e), Holders shall be entitled to convert their Notes in denominations of $1,000 principal amount or integral multiples thereof.

(b) If the Company receives any Conversion Notice after (i) the Company has issued a notice of redemption and prior to 5:00 p.m. (New York City time) on the second scheduled Trading Day prior to the Redemption Date or (ii) the date that is 25 scheduled Trading Days immediately preceding the Stated Maturity (the “Final Notice Date”), the following procedures will apply:

(i) If the Company elects to satisfy all or any portion of its conversion obligation in Cash, the Company shall notify Holders through the Trustee of the dollar amount to be satisfied in Cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the date that is two Business Days following the Conversion Date (the “Cash Settlement Notice Period”). If the Company timely elects to pay Cash for any portion of its conversion obligation, Holders may retract their Conversion Notice at any time during the two Business Days following the final day of the Cash Settlement Notice Period (the “Conversion Retraction Period”). No such retraction can be made (and a Conversion Notice shall be irrevocable) if the Company does not elect to deliver Cash in lieu of shares (other than Cash in lieu of fractional shares). Upon the expiration of a Conversion Retraction Period, a Conversion Notice shall be irrevocable. If the Company elects to satisfy all or any portion of its conversion obligation in Cash, and the Conversion Notice has not been retracted, then settlement (in Cash or in Cash and shares) will occur on the third Business Day following the Conversion Settlement Averaging Period.

(ii) If the Company does not elect to satisfy any part of its conversion obligation in Cash (other than Cash in lieu of any fractional shares), delivery of the shares of Common Stock into which the Notes are converted (and Cash in lieu of any fractional shares calculated based on the Volume Weighted Average Price on the Conversion Date) will occur as soon as practicable on or after the Conversion Date.

(iii) Notwithstanding the foregoing clauses (i) and (ii), if a Holder surrenders a Note for conversion in connection with a Qualifying Fundamental Change transaction as set forth in Section 9.15, the Company shall deliver any Additional Shares after the Qualifying Fundamental Change Effective Date even if the settlement date in respect of the other conversion consideration occurs earlier and conversion consideration may be delivered in two payments rather than one as a result.

(iv) Settlement amounts will be computed as follows:

(A) If the Company elects to satisfy its entire conversion obligation in shares of Common Stock, the Company shall deliver to Holders a number of shares of Common Stock equal to the product of (1) the aggregate principal amount of Notes to be converted divided by $1,000 and (2) the Applicable Conversion Rate on the Conversion Date.

(B) If the Company elects to satisfy its entire conversion obligation in Cash, for each $1,000 principal amount of Notes to be converted, the Company shall deliver Cash in an amount equal to the sum of the Daily Conversion Values for each Trading Day during the Conversion Settlement Averaging Period.

(C) If the Company elects to satisfy a fixed portion (other than 100%) of its conversion obligation in Cash, the Company shall deliver to Holders, for each $1,000 principal amount of Notes surrendered for conversion, (1) Cash in any amount the Company shall specify (the “Specified Cash Amount”) (provided that if the Specified Cash Amount exceeds the sum of the Daily Conversion Values for each of the twenty Trading Days during the Conversion Settlement Averaging Period, then the Company shall satisfy its conversion obligation entirely in Cash as set forth in clause (B) above); and (2) a number of shares of Common Stock equal to the greater of (i) zero and (ii) the sum for each of the twenty Trading Days in the Conversion Settlement Averaging Period the excess, if any, of (a) the Daily Share Amount for such Trading Day over (b) the number of shares equal to the quotient of (x) one-twentieth of the Specified Cash Amount divided by (y) the Volume Weighted Average Price of the Common Stock on such Trading Day.

Section 9.03 Conversion Procedures.

(a) The right of conversion attaching to any Note may be exercised by:

(i) if such Note is represented by a Global Note, by book-entry transfer to the Conversion Agent through the facilities of DTC or if such Note is represented by a Certificated Security, by delivery of such Note at the specified office of the Conversion Agent, accompanied, in either case, by a duly signed and completed notice of conversion and appropriate endorsements and transfer documents if required by the Conversion Agent, a form of such notice which is on the back of the Note or may be obtained from the Conversion Agent (the “Conversion Notice”), and deliver such Conversion Notice to the Conversion Agent, which notice shall be irrevocable;

(ii) if required by the Conversion Agent, furnish appropriate endorsement and transfer documents;

(iii) pay all transfer or similar taxes required to be paid by such Holder pursuant to Section 9.04; and

(iv) if required pursuant to Section 10.01(c), pay funds equal to interest payable on the next Interest Payment Date.

The date a Holder complies with all of the applicable requirements is the “Conversion Date,” provided that such Holder complies with such requirements after 11:00 a.m. (New York City time) on such date, then the Conversion Date shall be the next succeeding Business Day if the requirements are satisfied after 11 a.m. (New York City Time).

(b) Notes will be deemed to have been converted immediately prior to 5:00 p.m. (New York City time) on the Conversion Date and the converting Holder will be treated as a shareholder of record of the Company as of such time.

(c) If the last day on which a Note may be converted is not a Business Day, the Note may be surrendered on the next succeeding day that is a Business Day.

(d) Provisions of this Supplemental Indenture that apply to conversion of all of a Note also apply to conversion of a portion of a Note. Upon surrender of a Note that is converted in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder, a new Note or Notes in an authorized denomination equal in principal amount to the unconverted portion of the Note surrendered.

(e) With respect to Conversion Notices that the Company receives after the Final Notice Date or after the Company has issued a Notice of Redemption and prior to the Redemption Date, the Company shall not send individual notices of its election to satisfy all or any portion of its conversion obligation in Cash. If the Company chooses to satisfy all or any portion of its conversion obligation in Cash with respect to conversions (i) after the Final Notice Date in Cash, on or before the Final Notice Date or (ii) after the Company issues a Notice of Redemption and prior to the Redemption Date, on or before giving such notice of redemption, the Company shall send a single notice to Holders (which may be included in the Notice of Redemption, if applicable) indicating the dollar amount to be satisfied in Cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount). In the event that the Company receives a Conversion Notice from Holders after the Final Notice Date or after a Notice of Redemption and prior to the Redemption Date, settlement amounts shall be computed and settlement dates shall be determined in the same manner as set forth above. If a Conversion Notice is received from Holders after the Final Notice Date or after a Notice of Redemption and prior to the Redemption Date, such Holders shall not be allowed to retract the Conversion Notice.

(f) To the extent the Company elects to settle a portion of its conversion obligation in shares of Common Stock, no fractional shares shall be issued upon conversion; in lieu thereof, a Holder that would otherwise be entitled to fractional shares of Common

Stock will receive a number of shares of Common Stock equal to the aggregate of the fractional shares otherwise deliverable for each Trading Day during the Conversion Settlement Averaging Period (rounding down to the nearest whole number) and Cash equal to the remainder multiplied by the Volume Weighted Average Price of the Common Stock on the last Trading Day of the Conversion Settlement Averaging Period.

(g) The Cash and any shares of Common Stock (including Cash in lieu of fractional shares) deliverable upon conversion of the Notes will be delivered through the Conversion Agent. Unless the Company has elected to settle its conversion obligation entirely in shares of Common Stock, this delivery shall generally be made three Business Days after the last day of the Conversion Settlement Averaging Period. If a Holder surrenders a Note for conversion in connection with a Qualifying Fundamental Change, however, the Company shall not deliver any related additional conversion consideration until after the Effective Date of the Qualifying Fundamental change it relates to even if the Settlement Date in respect of other conversion consideration occurs earlier and conversion consideration will be delivered in two payments rather than one as a result.

(h) If a Holder tenders Notes for conversion (and, if applicable, the Daily Conversion Value is being determined) at a time when the Notes are convertible into Reference Property in lieu of solely Common Stock, for purposes of the foregoing, the Applicable Conversion Rate will relate to units of Reference Property and the Daily Conversion Values of Reference Property will be determined by reference to (i) in the case of Reference Property or part of Reference Property that is traded on a United States national securities exchange, including the NASDAQ Global Market or NASDAQ Global Select Market, the applicable stock price of such security or common stock, (ii) in the case of any other property (other than cash), the value thereof as determined by two independent nationally recognized investment banks as of the effective date of the transaction, and (iii) in the case of cash, at 100% of the amount thereof.

Section 9.04 Taxes on Conversions. If a Holder converts a Note, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of Common Stock upon the conversion. However, the Holder shall pay any such tax or duties which are due because the Holder requests the shares to be issued or delivered in a name other than the Holder’s name. The Conversion Agent may refuse to deliver the certificates representing the Common Stock being issued in a name other than the Holder’s name until the Conversion Agent receives a sum sufficient to pay any tax which will be due because the Common Stock is to be delivered in a name other than the Holder’s name. Nothing herein shall preclude any tax withholding required by law or regulations.

Section 9.05 Company to Provide Stock. The Company shall, prior to issuance of any Notes under this Article 9, and from time to time as may be necessary, reserve out of its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock to permit the conversion of the Notes.

Any shares of Common Stock delivered upon conversion of the Notes shall be newly issued shares or treasury shares, shall be duly and validly issued and fully paid and nonassessable, shall be free from preemptive or similar rights and shall be free of any lien or adverse claim. The Company will endeavor promptly to comply with all federal and state securities laws regulating the offer and delivery of Common Stock, if any, upon conversion of Notes, if any, and will list or cause to have quoted such shares of Common Stock on each national securities exchange or in the over-the-counter market or such other market on which the shares of Common Stock are then listed or quoted.

Section 9.06 Base Conversion Price Adjustments. The Base Conversion Price shall be adjusted from time to time by the Company as follows:

(a) In case the Company shall (i) pay a dividend on its Common Stock in shares of Common Stock, (ii) make a distribution on its Common Stock in shares of Common Stock, (iii) subdivide its outstanding Common Stock into a greater number of shares or (iv) combine its outstanding Common Stock into a smaller number of shares, the Base Conversion Price in effect immediately prior thereto shall be adjusted so that the Holder of any Note thereafter surrendered for conversion shall be entitled to receive that number of shares of Common Stock which it would have owned had such Note been converted immediately prior to the record date of such event or the happening of such event (assuming such Note were convertible solely into shares of Common Stock, based on the relevant Base Conversion Price, rather than Cash or Cash and Common Stock as set forth in Section 9.06(a)). An adjustment made pursuant to this subsection (a) shall become effective on the Ex-Dividend Date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of subdivision or combination. If any dividend or distribution of the type described in this Section 9.06(a) is declared but not actually paid or made, the Base Conversion Price shall again be adjusted to the Base Conversion Price that would have been in effect if such dividend or distribution had not been declared.

(b) In case the Company shall issue rights or warrants to all or substantially all holders of its Common Stock entitling them for a period of not more than 60 days to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price per share (or having a conversion price per share) less than the Current Market Price per share of Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such issuance, the Base Conversion Price shall be adjusted so that the Base Conversion Price on the Ex-Dividend Date shall equal the price determined by multiplying the Base Conversion Price in effect immediately prior to such Ex-Dividend Date by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to such Ex-Dividend Date plus the number of shares which the aggregate offering price of the total number of shares of Common Stock so offered (or the aggregate conversion price of the convertible securities so offered, which shall be determined by multiplying the number of shares of Common Stock issuable upon conversion of such convertible securities by the conversion price per share of Common Stock pursuant to the terms of such convertible securities) would purchase at the Current Market Price per share of Common Stock on the Trading Day immediately preceding such Ex-Dividend Date, and of which the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock offered (or into which the convertible securities so offered are convertible). Such adjustment shall be made successively whenever any such rights or warrants are issued and shall become effective on such Ex-Dividend Date. If at the end of the period during which such rights or warrants are exercisable not all rights or warrants shall have been exercised or distributed, the adjusted Base Conversion Price shall be immediately readjusted to what it would have been based upon the number of additional shares of Common Stock actually issued (or the number of shares of Common Stock issuable upon conversion of convertible securities actually issued).

(c) In case the Company shall distribute to all or substantially all holders of its Common Stock any shares of Capital Stock of the Company (other than Common Stock), evidences of Indebtedness or other non-Cash assets or rights or warrants to subscribe for or purchase any securities (including notes of any Person other than the Company but excluding (1) dividends or distributions paid exclusively in Cash referred to in Section 9.06(d), (2) dividends or distributions referred to in Section 9.06(f), (3) dividends or distributions referred to in Section 9.06(a)), (4) those rights and warrants referred to in Section 9.06(b) and (5) the distribution of rights to all or substantially all holders of Common Stock pursuant to the adoption of a stockholder rights plan), then in each such case the Base Conversion Price shall be adjusted so that the Base Conversion Price on the Ex-Dividend Date for such distribution shall equal the price determined by multiplying the current Base Conversion Price by a fraction of which the numerator shall be the Current Market Price per share of the Common Stock on the Trading Day immediately preceding such Ex-Dividend Date less the fair market value on such Trading Day (as determined by the Board of Directors, whose determination shall be conclusive evidence of such fair market value and which shall be evidenced by an Officers’ Certificate delivered to the Trustee and the Conversion Agent) of the portion of the Capital Stock, evidences of Indebtedness or other non-Cash assets or such rights or warrants so distributed applicable to one share of Common Stock (determined on the basis of the number of shares of Common Stock outstanding on the Trading Day immediately preceding such Ex-Dividend Date), and of which the denominator shall be the Current Market Price per share of the Common Stock on the Trading Day immediately preceding such Ex-Dividend Date. Such adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of shareholders entitled to receive such distribution.

In the event the then fair market value (as so determined) of the portion of the Capital Stock, evidences of Indebtedness or other non-Cash assets or such rights or warrants so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price per share of the Common Stock on the Trading Day immediately preceding such Ex-Dividend Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder of a Note shall have the right to receive upon conversion the amount of Capital Stock, evidences of Indebtedness or other non-Cash assets so distributed or of such rights or warrants such Holder would have received had such Holder converted each Note immediately prior to the record date for such distribution. In the event that such dividend or distribution is not so paid or made, the Base Conversion Price shall again be adjusted to be the Base Conversion Price which would then be in effect if such dividend or distribution had not been declared. If the Board of Directors determines the fair market value of any distribution for purposes of this Section 9.06(c) by reference to the actual or when issued trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price of Common Stock.

(d) In case the Company shall, by dividend or otherwise, at any time distribute (a “Triggering Distribution”) to all or substantially all holders of its Common Stock Cash dividends and other Cash distributions (other than (x) distributions described in Section 9.06(f) below or (y) any dividend or distribution in connection with liquidation, dissolution or winding up), the Base Conversion Price shall be reduced so that the same shall equal the price determined by multiplying such Base Conversion Price in effect immediately before 5:00 p.m. (New York City time) on the Trading Day immediately preceding the Ex-Dividend Date with respect to such Cash dividend or distribution by a fraction of which the numerator shall be the Closing Sale Price per share of the Common Stock as of the Trading Day immediately preceding the Ex-Dividend Date with respect to the dividend or distribution less the Dividend Adjustment Amount, and the denominator shall be such Closing Sale Price per share of the

Common Stock as of the Trading Day immediately preceding the Ex-Dividend Date with respect to the dividend or distribution. Such decrease shall become effective immediately prior to 9:00 a.m. (New York City time) on the Ex-Dividend Date for such dividend or distribution; provided, however, that, in the event the portion of the Triggering Distribution applicable to one share of Common Stock is equal to or greater than the Current Market Price on such record date, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive upon conversion the amount of Cash such Holder would have received had such Holder converted each Note immediately prior to the record date for such dividend or distribution. In the event that such dividend or distribution is not so paid or made, the Base Conversion Price shall again be adjusted to be the Base Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(e) In case any tender offer made by the Company or any of its Subsidiaries (not including any open-market share repurchase program or buy-back transaction not pursuant to a tender offer) for Common Stock shall expire and such tender offer (as amended upon the expiration thereof) shall involve the payment of aggregate consideration in an amount (determined as the sum of the aggregate amount of Cash consideration and the aggregate fair market value (as determined by the Board of Directors, whose determination shall be conclusive evidence thereof and which shall be evidenced by an Officers’ Certificate delivered to the Trustee and the Conversion Agent thereof) of any other consideration) that exceeds an amount equal to the Current Market Price per share of Common Stock as of the last date (the “Expiration Date”) tenders could have been made pursuant to such tender offer (as it may be amended) (the last time at which such tenders could have been made on the Expiration Date is hereinafter called the “Expiration Time”), then, immediately prior to 9:00 a.m. (New York City time) on the day after the Expiration Date, the Base Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Base Conversion Price in effect immediately prior to 5:00 p.m. (New York City time) on the Expiration Date by a fraction the numerator of which will be the product of the number of shares of Common Stock outstanding (including tendered shares but excluding any shares held by the Company in treasury) immediately before the Expiration Time and the Current Market Price per share of Common Stock on the Trading Day next succeeding the Expiration Date and the denominator of which will be the sum of (x) the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender offer) of all shares validly tendered and not withdrawn as of the Expiration Time (for the purpose of this Section 9.06(e), “Purchased Shares”) and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares and excluding any shares held by the Company in treasury) immediately before the Expiration Time and the Current Market Price per share of Common Stock on the Trading Day next succeeding the Expiration Date. In the event that the Company is obligated to purchase shares pursuant to any such tender offer, but the Company is permanently prevented by applicable law from effecting any or all such purchases or any or all such purchases are rescinded, the Base Conversion Price shall again be adjusted to be the Base Conversion Price which would have been in effect based upon the number of shares actually purchased. If the application of this Section 9.06(e) to any tender offer would result in an increase in the Base Conversion Price, no adjustment shall be made for such tender offer under this Section 9.06(e).

For purposes of this Section 9.06(e), the term “tender offer” shall mean and include both tender offers and exchange offers, all references to “purchases” of shares in tender offers (and all similar references) shall mean and include both the purchase of shares in tender offers and the acquisition of shares pursuant to exchange offers, and all references to “tendered shares” (and all similar references) shall mean and include shares tendered in both tender offers and exchange offers.

(f) In the case the Company shall distribute shares of Capital Stock or similar equity interests of any Subsidiary or business unit (a “Spin-Off”), then in each such case the Base Conversion Price shall be adjusted so that the Base Conversion Price in effect immediately before 5:00 p.m. (New York City time) on the Trading Day immediately preceding the Ex-Dividend Date with respect to that distribution will be decreased by multiplying the Base Conversion Price by a fraction the numerator of which is the average of the Closing Sale Prices of a share of Common Stock on each of the 10 consecutive Trading Days beginning on the Ex-Dividend Date with respect to the Spin-Off and the denominator of which is the average of the Closing Sale Prices of a share of Common Stock on each of the 10 consecutive Trading Days beginning on the Ex-Dividend Date with respect to the Spin-Off plus the average of the Closing Sale Prices of the portion of those shares of Capital Stock or similar equity interests so distributed applicable to one share of Common Stock on each of those 10 consecutive Trading Days.

(g) For purposes hereof, the term “Dividend Adjustment Amount” means the full amount of the dividend or distribution to the extent payable in Cash applicable to one share of the Common Stock.

(h) For the avoidance of doubt, any adjustments to the Applicable Conversion Rate pursuant to this Section shall be made through the date on which payment pursuant to Section 9.02 is made (without regard to the intervening occurrence of the Stated Maturity, should that occur).

(i) The Company has adopted a stockholder rights plan, pursuant to which certain rights (the “Rights”) are distributed to the holders of Common Stock. The Company’s stockholder rights plan provides that each share of Common Stock issued (including upon conversion of the Notes) at any time prior to the distribution of separate certificates representing such Rights will be entitled to receive such Rights. There shall not be any adjustment to the Base Conversion Price at any time based on the Company’s stockholder rights plan, any amendment to that plan, or any further stockholder rights plan as contemplated by Section 9.06(j) below that the Company may adopt prior to the distribution of separate certificates representing such Rights. If, however, prior to any conversion, the Rights have separated from the Common Stock, the Base Conversion Price shall be adjusted at the time of separation as if the Company distributed to all holders of Common Stock, shares of Capital Stock, evidences of indebtedness, the Company’s assets, Debt Securities or rights as described in Section 9.06(c), subject to readjustment in the event of the expiration, termination or redemption of such Rights.

(j) In the event that (x) the Company distributes rights or warrants pursuant to any amendment to the Company’s existing stockholder rights plan or any further stockholder rights plan to all holders of its Common Stock entitling the holders thereof to subscribe for or purchase shares of the Company’s Capital Stock, including Common Stock (either initially or under certain circumstances), and (y) such rights or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of the Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of the Common Stock, then, such rights or warrants shall be deemed not to have been distributed for purposes of Section 9.06(c) (and no adjustment to the Base Conversion Price under Section 9.06(c) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Base Conversion Price shall be made under Section 9.06(c). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Base Conversion Price under Section 9.06(c) was made, (1) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Base Conversion Price shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants that shall have expired or been terminated without exercise by any holders thereof, the Base Conversion Price shall be readjusted as if such rights and warrants had not been issued.

(k) The Board of Directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the Base Conversion Price that becomes effective, or any event requiring an adjustment to the Base Conversion Price where the Ex-Dividend Date of the event occurs, during any consecutive Trading Day period used for the measurement of any adjustment required under this Section 9.06.

Section 9.07 No Adjustment. Notwithstanding the provisions of Section 9.06, no adjustment in the Base Conversion Price shall be required unless the adjustment would result in a change of at least 1% in the Base Conversion Price as last adjusted; provided, however, that any adjustments which by reason of this Section 9.07 are not required to be made shall be carried forward and taken into account in any subsequent adjustment, regardless of whether the aggregate adjustment is less than 1%, upon required purchases of the Notes in connection with a Fundamental Change and five Business Days prior to the Stated Maturity. Except as expressly provided in Section 9.06 or Section 9.10, the Applicable Conversion Price will not be adjusted for the issuance of any shares of Common Stock or any securities convertible into or exchangeable for the Common Stock or carrying the right to purchase the Common Stock or any such security. The Base Conversion Price will not be adjusted for the issuances or distributions specified in Section 9.06(b), (c), (d) or (f) hereto if Holders of the Notes are entitled to participate in the issuance or distribution on substantially the same terms as holders of Common Stock as if such Holders had converted their Notes solely into Common Stock immediately prior to such issuance or distribution at the then Applicable Conversion Rate.

Section 9.08 Adjustment for Tax Purposes. The Company shall be entitled to make such reductions in the Base Conversion Price, for the remaining term of the Notes or any shorter term, in addition to those required by Section 9.06, as the Board of Directors may determine to be advisable in order to avoid or diminish any tax to any holders of shares of Common Stock or rights to purchase Common Stock resulting from any stock dividends, subdivisions of shares, distributions of rights or warrants to purchase or subscribe for stock or securities, distributions of securities convertible into or exchangeable for stock hereafter made by the Company to its stockholders or from any event treated as such for income tax purposes.

Section 9.09 Temporary Reduction of Base Conversion Price. To the extent permitted by applicable law and rules of any stock exchange on which the Common Stock is then listed, the Company from time to time may reduce the Base Conversion Price by any amount for any period of time if the period is at least 20 Business Days and the Board of Directors shall have made a determination that such reduction would be in the best interest of the Company. Whenever the Base Conversion Price is reduced pursuant to the preceding sentence, the Company shall provide notice of any reduction in the Base Conversion Price to the Holders in the manner provided in this Supplemental Indenture, with a copy to the Trustee and Conversion Agent, at least 15 days prior to the date such reduced Base Conversion Price takes effect, and such notice shall state the reduced Base Conversion Price and the period during which it will be in effect.

Section 9.10 Effect of Reclassification, Consolidation, Merger or Sale on Conversion Privilege.

(a) If any of the following shall occur, namely:

(i) any reclassification of shares of Common Stock issuable upon conversion of the Notes (other than a change only in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock);

(ii) any consolidation or merger to which the Company is a party other than a merger in which the Company is the continuing corporation and which does not result in any reclassification of, or change (other than in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of Common Stock; or

(iii) any sale assignment, conveyance, transfer, lease or other disposition of all or substantially all of the Company’s assets,

in each case as a result of which Common Stock is converted into, or exchanged for, stock, other securities, other property or assets (including Cash) or any combination thereof, then, (x) from and after the effective time of such transaction, the settlement amount in respect of the Company’s conversion obligation will be computed pursuant to Section 9.02 hereto, based on the kind and amount of shares of stock, securities, or other property or assets (including cash or any combination thereof) that holders of Common Stock were entitled to receive in respect of each share of Common Stock in such transaction (the “Reference Property”), and Reference Property will be delivered in lieu of each share of Common Stock that would have otherwise been deliverable upon conversion (assuming the Company had settled its conversion obligations entirely in Common Stock); and (y) as a condition to the consummation of such transaction, the Company shall (or, in the case of any transaction in clause (ii) above in which the Company is not the continuing corporation or in clause (iii) above (“Non-Surviving Transaction”), the Company shall cause such other Person to) execute and deliver to the Trustee a supplemental indenture providing for the matters specified in clause (x) above and providing that the rights and obligations of the Company (or, in the event of a Non-Surviving Transaction, such other Person) and the Holders in respect of Reference Property shall be as nearly equivalent as may be practicable to the rights and obligations of the Company and Holders in respect of Common Stock hereunder as set forth in this Article IX hereof and elsewhere herein. Such supplemental indenture shall provide for adjustments which, for events subsequent to the effective date of such supplemental indenture, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article. The above provisions of this Section 12.10 shall similarly apply to successive transactions specified in clauses (i), (ii) and (iii) above. In the event of any issuance, dividend or distribution to holders of Common Stock that occurs upon any such transaction, the first sentence of this paragraph will apply in lieu of any conversion price adjustment otherwise applicable pursuant to Section 9.06(a)(i) or (ii) or Sections 9.06(b), (c), (d) or (f). If the Common Stock has been replaced by Reference Property as a result of any transaction described in the first sentence of this paragraph, references to Common Stock are intended to refer to such Reference Property.

From and after the effective time of any transaction referred to in the immediately preceding paragraph,

(x) the Applicable Conversion Rate will relate to units of such Reference Property (a “unit” of Reference Property being the kind and amount of Reference Property that a holder of one share of Common Stock would receive in such transaction); and

(y) the Daily Conversion Values will be determined based on the value of one unit of Reference Property determined pursuant to Section 9.02 and Section 9.03.

(b) If any transaction referred to in Section 9.10(a) causes Common Stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the Reference Property into which the Notes will be thereafter convertible will be deemed to be the weighted average of the types and amounts of such consideration received by the holders of Common Stock that affirmatively make such an election. The determination of the Reference Property will apply to all of the Notes and we will notify the Trustee of the composition of the Reference Property promptly after it is determined.

Section 9.11 Notice of Adjustment. Whenever the Applicable Conversion Rate or Base Conversion Price is adjusted, the Company shall promptly mail to Holders a notice of the adjustment. The Company shall file with the Trustee and the Conversion Agent such notice briefly stating the facts requiring the adjustment and the manner of computing it. The notice of adjustment shall be conclusive evidence that the adjustment is correct. Neither the Trustee nor any Conversion Agent shall be under any duty or responsibility with respect to any such notice of adjustment except to exhibit the same to any Holder desiring inspection thereof.

Section 9.12 Company Determination Final; Adjustments to Nearest One-Ten Thousandth (1/10,000) of a Share. Any determination that the Company or the Board of Directors must make under this Article 9 is conclusive, absent manifest error. All calculations and other determinations under this Article 9 shall be made to the nearest one-ten thousandth (1/10,000) of a share.

Section 9.13 Trustee’s Adjustment Disclaimer. The Trustee has no duty to determine when the Notes are convertible or when an adjustment under this Article 9 should be made, how it should be made or what it should be. The Trustee shall not be accountable for and makes no representation as to the validity or value of any Notes or assets issued upon conversion of Notes. The Trustee shall not be responsible for the Company’s failure to comply with this Article 9. Each Conversion Agent shall have the same protection under this Section 9.13 as the Trustee.

Section 9.14 Limitation on Adjustments. The Company shall not take any action that would result in an adjustment pursuant to the foregoing provisions in this Article 9 if that adjustment would reduce the Base Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Notes.

Section 9.15 Adjustment to Applicable Conversion Rate upon Certain Fundamental Change Transactions.

(a) If a Qualifying Fundamental Change occurs prior to the Stated Maturity, upon conversion of the Notes pursuant to Section 9.01 in connection with such Qualifying Fundamental Change, the Applicable Conversion Rate of the Notes being converted by such Holder at that time shall be increased by an additional number of shares of Common Stock (the “Additional Shares”) determined by reference to the table in Section 9.15(c). The adjustment provided for in this Section 9.15 shall be made only if the Qualifying Fundamental Change actually occurs or becomes effective. If a Qualifying Fundamental Change occurs, any conversion of Notes by a Holder will be deemed for these purposes to be “in connection with” such Qualifying Fundamental Change if it occurs during the period that begins on the date on which such Qualifying Fundamental Change becomes effective and ends at 5:00 p.m. (New York City time) on the second scheduled Trading Day immediately preceding the Fundamental Change Purchase Date relating to such Qualifying Fundamental Change.

(b) For purposes of determining the applicable number of Additional Shares:

(i) “Effective Date” shall mean the date the Qualifying Fundamental Change occurs or becomes effective; and

(ii) “Stock Price” shall mean:

(A) in the case of a Qualifying Fundamental Change described in clause (ii) of the definition of “Change in Control,” the price paid per share of Common Stock in the Change in Control, unless the holders of Common Stock receive only Cash in such Qualifying Fundamental Change, in which event “Stock Price” shall mean the Cash amount paid per share; and

(B) in the case of a Qualifying Fundamental Change described in clause (i) of the definition of “Change in Control,” the average of the last reported Closing Sale Prices of Common Stock over the five consecutive Trading Day period ending on the Trading Day preceding the Effective Date of such Qualifying Fundamental Change.

(c) The Stock Price figures set forth in the first row of the table (i.e., column headers) shall be adjusted as of any date on which the Base Conversion Price of the Notes is adjusted pursuant to this Article 9 and shall be adjusted by the same adjustment factor applied to the Base Conversion Price pursuant to this Article 9. The number of Additional Shares indicated in the table shall be adjusted by the reciprocal of that adjustment factor.

The following table sets forth the increase in the Applicable Conversion Rate, expressed as a number of Additional Shares to be added per $1,000 principal amount of Notes.

	Stock Price
Effective Date	$44.22	$48.00	$50.00	$55.00	$60.00	$65.00	$70.00	$75.00	$80.00	$90.00	$100.00	$150.00	$200.00	$250.00
March 12, 2008	7.5300	7.5300	7.5300	6.5546	5.6552	4.9306	4.3397	3.8526	3.4471	2.8172	2.3562	1.2147	0.7840	0.5649
September 15, 2008	7.5300	7.5300	7.5077	6.3453	5.4353	4.7065	4.1151	3.6304	3.2296	2.6121	2.1661	1.0903	0.6994	0.5044
March 15, 2009	7.5300	7.5300	7.2639	6.0824	5.1620	4.4301	3.8401	3.3600	2.9669	2.3665	1.9406	0.9484	0.6048	0.4372
September 15, 2009	7.5300	7.5300	6.9787	5.7747	4.8423	4.1074	3.5200	3.0470	2.6637	2.0868	1.6856	0.7954	0.5065	0.3679
March 15, 2010	7.5300	7.2353	6.6393	5.4092	4.4635	3.7265	3.1438	2.6813	2.3116	1.7666	1.3976	0.6328	0.4045	0.2966
September 15, 2010	7.5300	6.8346	6.2179	4.9538	3.9930	3.2558	2.6823	2.2365	1.8879	1.3902	1.0679	0.4639	0.3021	0.2248
March 15, 2011	7.5300	6.3879	5.7369	4.4183	3.4294	2.6884	2.1267	1.7053	1.3883	0.9596	0.7031	0.2972	0.2009	0.1518
September 15, 2011	7.5300	5.9126	5.1960	3.7550	2.6957	1.9362	1.3917	1.0168	0.7583	0.4558	0.3105	0.1436	0.1019	0.0777
March 15, 2012 and thereafter	7.5300	5.7572	4.9239	3.1057	1.5905	0.4377	0.0399	0.0042	0.0015	0.0011	0.0010	0.0005	0.0003	0.0002

In no event will the Applicable Conversion Rate be increased pursuant to this Section 9.15 to more than 22.6061 shares per $1,000 principal amount of Notes pursuant to the events described in this Section 9.15; provided that the Company shall adjust such maximum Applicable Conversion Rate for the same events for which the Company must adjust the Base Conversion Price elsewhere in the Article 9, by the reciprocal of the adjustment factor applicable to the Base Conversion Price.

The Company hereby waives, to the fullest extent permitted by law, any right to raise a defense claiming that any such increase in the Applicable Conversion Rate would be a penalty.

If the Stock Price is between two Stock Prices in the table or the Effective Date is between two Effective Dates in the table, the number of Additional Shares will be determined by straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Prices and the two Effective Dates, as applicable, based on a 365-day year. If the Stock Price is in excess of $250.00 per share (subject to adjustment as set forth herein), or if the Stock Price is less than $44.22 per share (subject to adjustment as set forth herein), no Additional Shares will be added to the Applicable Conversion Rate.

(d) The Company will notify Holders and the Trustee of the anticipated Effective Date of a Qualifying Fundamental Change and issue a press release as soon as practicable after the Company first determines the anticipated Qualifying Fundamental Change Effective Date.

(e) Notwithstanding the provisions of Section 9.03, if a Holder surrenders the Notes for conversion in connection with a Qualifying Fundamental Change, the Company will deliver the portion of the conversion consideration that is payable on account of the increase in the Applicable Conversion Rate pursuant to this Section 9.15 as soon as practicable, but in no event after the third Business Day after the latest of (i) the date the Holder surrenders the Notes for conversion; (ii) the last Trading Day in the applicable Conversion Settlement Averaging Period; or (iii) the Effective Date of the Qualifying Fundamental Change.

(f) If a Holder surrenders Notes in connection with a Qualifying Fundamental Change announced by the Company, but such Qualifying Fundamental Change is not consummated, then such Holder shall not be entitled to the increased Applicable Conversion Rate pursuant to this Section 9.15.

(g) For the avoidance of doubt, the increases provided for in this Section 9.15 with respect to any Qualifying Fundamental Change shall only be made with respect to the Notes being converted in connection with such Qualifying Fundamental Change and shall not be effective as to any Notes not so converted.

ARTICLE 10

PAYMENT OF INTEREST

Section 10.01 Payment of Interest.

(a) The Company shall pay interest on the Notes at a rate of 5.00% per annum, payable semi-annually in arrears on March 15 and September 15 of each year (each, an “Interest Payment Date”), commencing March 12, 2008. Interest shall be paid on each Interest Payment Date to the Holder of such Note in whose name the Note is registered at 5:00 p.m. (New York City time) on March 1 or September 1 (whether or not a Business Day) (a “Record Date”), as the case may be, next preceding the related Interest Payment Date. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the maturity, conversion, or purchase of a Note by the Company at the option of the Holder, interest shall cease to accrue on such Note. Interest on the Notes shall accrue (except, in the case of Additional Notes, as otherwise specified in the Company Order delivered pursuant to Section 1.04(b) of this Supplemental Indenture in respect thereof) from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance.

(b) Upon conversion of a Note, (i) a Holder shall not receive any Cash payment of interest (unless such conversion occurs between a Record Date and the Interest Payment Date to which it relates) and (ii) except as set forth in clause (c) below, the Company’s delivery to a Holder of the full amount of Cash, shares of Common Stock or a combination thereof, together with any Cash payment of fractional shares, shall be deemed to satisfy its obligation with respect to the principal amount of such Note, and any accrued but unpaid interest (including Additional Interest, if any). As a result, accrued but unpaid interest (including Additional Interest, if any) up to but excluding the Conversion Date will be deemed to be paid in full rather than cancelled, extinguished or forfeited, and the Company will not adjust the Applicable Conversion Rate for accrued and unpaid interest (including Additional Interest, if any).

(c) Holders of Notes at 5:00 p.m. (New York City time) on a regular Record Date shall receive payment of interest payable on the corresponding Interest Payment Date, notwithstanding the conversion of such Notes at any time after 5:00 p.m. (New York City time) on the applicable regular Record Date. If Notes are surrendered for conversion by a Holder after 5:00 p.m. (New York City time) on any Record Date but prior to 9:00 a.m. (New York City time) on the Interest Payment Date to which such Record Date relates, holders of such Notes at 5:00 p.m. (New York City time) on the Record Date will receive an amount equal to the interest (including Additional Interest, if any) payable on the Notes on the corresponding Interest Payment Date notwithstanding the conversion. Such Notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest (including Additional Interest, if any) payable on the Notes so converted on the corresponding Interest Payment Date. However, no such payment shall be made:

(i) if such Notes have been called for redemption on a Redemption Date within the period between 5:00 p.m. (New York City time) on such Record Date and 9:00 a.m. (New York City time) on such Interest Payment Date;

(ii) if the Company has specified a Fundamental Change Purchase Date for a Fundamental Change that is during the period between 5:00 p.m. (New York City time) on such Record Date and 9:00 a.m. (New York City time) on such Interest Payment Date;

(iii) with respect to any such Notes surrendered for conversion after 5:00 p.m. (New York City time) on the Record Date for the March 15, 2028 Interest Payment Date; or

(iv) only to the extent of any overdue interest (including Additional Interest, if any) if overdue interest exists at the time of conversion with respect to such Note.

Section 10.02 Additional Interest. If an Event of Default relating to the failure of the Company to comply with Section 4.03 occurs, Holders shall receive additional interest on the Notes at an annual rate equal to 0.50% of the aggregate principal amount of the Notes (the “Additional Interest”). Any such Additional Interest shall be payable in the same manner and on the same dates as the stated interest payable on the Notes. Additional Interest shall accrue on all Outstanding Notes from and including the date on which such an Event of Default first occurs to, but not including, the 181st day thereafter (or, if applicable, the earlier date on which such Event of Default is cured or waived).

Section 10.03 Defaulted Interest. Any installment of interest that is payable, but is not punctually paid or duly provided for on any Interest Payment Date (“Defaulted Interest”) shall forthwith cease to be payable to the Holders in whose names the Notes were registered on the Record Date applicable to such installment of interest. The Company shall make payment of any Defaulted Interest (including any interest on such Defaulted Interest) to the Holders in whose names the Notes are registered at 5:00 p.m. (New York City time) on a special record date for the payment of such Defaulted Interest (a “Special Record Date”), which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Holders entitled to such Defaulted Interest as provided in this Section 10.03. Thereupon the Trustee shall fix a Special Record Date for the payment of such Defaulted Interest, which shall be not more than 15 calendar days and not less than ten calendar days prior to the date of the proposed payment and not less than ten calendar days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company of such Special Record Date and, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be sent, by first-class mail, postage prepaid, to each Holder at such Holder’s address as it appears in the registration books of the Registrar, not less than ten calendar days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been mailed as aforesaid, such Defaulted Interest shall be paid to the Holders in whose names the Notes are registered at 5:00 p.m. (New York City time) on such Special Record Date.

Section 10.04 Interest Rights Preserved. Subject to the foregoing provisions of this Article 10, each Note delivered under this Supplemental Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

ARTICLE 11

SUBSIDIARY GUARANTEES

Section 11.01 Subsidiary Guarantees. If any Subsidiary incurs or guarantees any Indebtedness other than Indebtedness under a Secured Credit Facility, which when combined with any other such Indebtedness for which such Subsidiary is an obligor or guarantor, is at least $10.0 million in aggregate principal amount, then the Company shall cause such Subsidiary to become a Subsidiary Guarantor. In addition, if Subsidiaries that are not Subsidiary Guarantors, but that are obligors or guarantors under a Secured Credit Facility, own more than 15% of the Company’s total consolidated assets, then the Company shall cause one or more Subsidiaries to become Subsidiary Guarantors so that, after giving effect thereto, Subsidiaries that are not Subsidiary Guarantors, but that are obligors or guarantors under a Secured Credit Facility, do not own more than 15% of the Company’s total consolidated assets. If required to become a Subsidiary Guarantor pursuant to the immediately preceding two sentences, such Subsidiary shall:

(a) execute and deliver to the Trustee a supplemental indenture containing the terms set forth in Exhibit B attached hereto and otherwise in form reasonably satisfactory to the Trustee pursuant to which such Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and this Supplemental Indenture on the terms set forth in this Article 11; and

(b) deliver to the Trustee an Opinion of Counsel that such supplemental indenture has been duly authorized, executed, and delivered by such Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Subsidiary.

Thereafter, such Subsidiary shall be a Subsidiary Guarantor for all purposes of this Supplemental Indenture, subject to such Subsidiary ceasing to be a Subsidiary Guarantor when its Subsidiary Guarantee is released in accordance with the terms of this Article 11. Each Subsidiary Guarantor will unconditionally guarantee, on a senior unsecured basis, jointly and severally, to each Holder of Notes and the Trustee, the full and prompt performance of the Company’s obligations under this Supplemental Indenture and the Notes, including the payment of principal of and interest (including Additional Interest, if any) on the Notes (a “Subsidiary Guarantee”) in accordance with and subject to the terms and the manner set forth in Exhibit B attached hereto.

Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to (i) the Company or another Subsidiary Guarantor without limitation; or (ii) any other Person if:

(a) the successor Person, if any, is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and assumes the Company’s obligations on the Notes and under this Supplemental Indenture;

(b) immediately after giving effect to the transaction, no Default or Event of Default shall have occurred and be continuing;

(c) such successor Person executes and delivers to the Trustee a supplemental indenture giving effect to such assumption in form reasonably satisfactory to the Trustee; and

(d) such successor Person shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, or sale and such supplemental indenture comply with this Article 11 and all conditions precedent herein provided for relating to such transaction have been satisfied.

Section 11.02 Release. The Subsidiary Guarantee of a Subsidiary Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary Guarantor, if neither the Company nor any other Person that (after giving effect to such transaction and such release and any other related releases) is a Subsidiary Guarantor remains liable on the Indebtedness with respect to which the Subsidiary Guarantee was executed, or would have been executed pursuant to the first paragraph of Section 11.01 had a Subsidiary Guarantee not been executed previously;

(2) in connection with any sale or other disposition of all of the Capital Stock (or any sale or other disposition of Capital Stock following which such Subsidiary Guarantor is no longer a Subsidiary) of a Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary Guarantor, if neither the Company nor any other Person that (after giving effect to such transaction and such release and any other related releases) is a Subsidiary Guarantor remains liable on the Indebtedness with respect to which the Subsidiary Guarantee was executed, or would have been executed pursuant to the first paragraph of Section 11.01 had a Subsidiary Guarantee not been executed previously;

(3) if the Company designates such Subsidiary Guarantor to be an “unrestricted subsidiary” (or like term) in accordance with the applicable provisions of, and thereupon is not liable with respect to any Indebtedness under, any Secured Credit Facility or and any indenture governing debt securities in an aggregate principal amount in excess of $10.0 million for which the Company or any Person that (after giving effect to such release and any related releases) is a Subsidiary Guarantor is an obligor or guarantor;

(4) upon satisfaction and discharge of the Notes pursuant to Section 7.01 hereto;

(5) upon the full and final payment and performance of all of the Company’s obligations under the Notes;

(6) upon the liquidation or dissolution of such Subsidiary Guarantor, provided no Default or Event of Default has occurred or is continuing; or

(7) at such time as, after giving effect to such release, (a) the Indebtedness (other than under a Secured Credit Facility) for which such Subsidiary Guarantor is an obligor or guarantor does not exceed $10.0 million in aggregate principal amount and (b) Subsidiaries that are not Subsidiary Guarantors but that are obligors or guarantors under a Secured Credit Facility do not own more than 15% of the Company’s total consolidated assets.

ARTICLE 12

MISCELLANEOUS

Section 12.01 Communication by Holders with Other Holders. Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Supplemental Indenture or the Notes. The Company, the Trustee, the Registrar, the Paying Agent, the Conversion Agent and anyone else shall have the protection of TIA Section 312(c).

Section 12.02 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take any action under this Supplemental Indenture, the Company shall furnish to the Trustee:

(a) an Officers’ Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Supplemental Indenture relating to the proposed action have been complied with; and

(b) if required by the Trustee, an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent (to the extent of legal conclusions) have been complied with.

Section 12.03 Statements Required in Certificate or Opinion. Each Officers’ Certificate or Opinion of Counsel with respect to compliance with a covenant or condition provided for in this Supplemental Indenture shall include: (i) a statement that each Person making such Officers’ Certificate or Opinion of Counsel has read such covenant or condition; (ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such Officers’ Certificate or Opinion of Counsel are based; (iii) a statement that, in the opinion of each such Person, he or she has made such examination or investigation as is necessary to enable such Person to express an informed opinion as to whether or not such covenant or condition has been complied with; and (iv) a statement that, in the opinion of such Person, such covenant or condition has been complied with.

Section 12.04 Separability Clause. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.05 Governing Law. THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 12.06 Submission to Jurisdiction; No Liability for Certain Persons.

(a) The parties hereby submit to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in the Borough of Manhattan in the City of New York solely for the purpose of any legal action or proceeding brought to enforce their obligations hereunder or with respect to any Note.

(b) An incorporator or any past, present or future director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or this Supplemental Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

Section 12.07 Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act, Deutsche Bank Trust Company Americas, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each Person or legal entity that establishes a relationship or opens an account. The parties to this Supplemental Indenture agree that they will provide Deutsche Bank Trust Company Americas with such information as it may request in order for Deutsche Bank Trust Company Americas to satisfy the requirements of the USA Patriot Act.

Section 12.08 Successors. All agreements of the Company in this Supplemental Indenture and the Notes shall bind its successor. All agreements of the Trustee in this Supplemental Indenture shall bind its successor.

Section 12.09 Table of Contents; Headings. The table of contents and headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 12.10 Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. One signed copy is sufficient to prove this Supplemental Indenture.

Section 12.11 Scope of Supplemental Indenture. The changes, modifications and supplements to the Base Indenture affected by this Supplemental Indenture shall be applicable only with respect to, and shall only govern the terms of, and shall be deemed expressly included in the Indenture solely for the benefit of, the Notes which may be issued from time to time, and shall not apply to any other Debt Securities that may be issued under the Base Indenture unless a supplemental indenture with respect to such other Debt Securities specifically incorporates such changes, modifications and supplements.

Section 12.12 Ratification and Incorporation of Base Indenture. (a) As supplemented hereby, the Base Indenture is in all respects ratified and confirmed, and the Base Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes shall be bound hereby.

Section 12.13 No Security Interest Created. Nothing in this Supplemental Indenture or in the Notes, expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction

Section 12.14 Trust Indenture Act. This Supplemental Indenture is hereby made subject to, and shall be governed by, the provisions of the Trust Indenture Act required to be part of and to govern indentures qualified under the Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof that is required to be included in an indenture qualified under the Trust Indenture Act, such required provisions shall control.

Section 12.15 Covenants Not Applicable. In accordance with Section 2.05(s), Section 9.01(b) and Section 9.01(i) of the Base Indenture, (i) except as, and to the extent, described herein, the covenants and agreements on the part of the Company in Article III, Article VI, Article IX, Article X and Article XI and Sections 4.01, Section 4.02, Section 4.05, Section 4.06(b), Section 4.08, Section

4.09, Section 4.10, Section 4.11 and Section 4.12 of the Base Indenture are hereby eliminated from the Base Indenture in respect of, and shall not apply to, and shall be deemed covenants included in the Indenture solely for the benefit of a different series of Debt Securities than, the Notes; and (ii) no Default or Event of Default with respect to the Notes shall arise, or be deemed to exist as the result of any failure on the part of the Company duly to observe or perform any of such covenants or agreements.

Section 12.16 Calculations. Except as otherwise provided herein, the Company will be responsible for making all calculations called for under this Supplemental Indenture and the Notes (including any determinations of the Closing Sale Price of the Common Stock, the Stock Price, Volume Weighted Average Price, Trading Price, accrued interest and the Applicable Conversion Rate). The Company shall make all such calculations in good faith and, absent manifest error, its calculations will be final and binding on Noteholders. The Company upon request shall provide a schedule of its calculations to each of the Trustee and the Conversion Agent, and each of the Trustee and Conversion Agent is entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification. The Trustee shall deliver a copy of such schedule to any Noteholder upon the written request of such Noteholder.

IN WITNESS WHEREOF, BILL BARRETT CORPORATION has caused this Supplemental Indenture to be duly executed as a deed the day and year first before written.

BILL BARRETT CORPORATION

By:	/s/ ROBERT W. HOWARD
Robert W. Howard
Chief Financial Officer and Treasurer

IN WITNESS WHEREOF, the undersigned, being duly authorized, has executed this Supplemental Indenture as of the date first above written.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ WANDA CAMACHO
Wanda Camacho
Vice President

By:	/s/ ANNIE JAGHATSPANYAN
Annie Jaghatspanyan
Assistant Vice President

EXHIBIT A — FORM OF NOTE

[FORM OF FACE OF NOTE]

[UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

BILL BARRETT CORPORATION

No.        $

CUSIP No.

BILL BARRETT CORPORATION, a Delaware corporation (herein called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to [                    ], or registered assigns, the principal sum of [            ] Dollars $[            ] on March 15, 2028, and to pay interest thereon from March 12, 2008 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on March 15 and September 15 of each year, commencing September 15, 2008, at the rate of 5.00% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Supplemental Indenture, be paid to the Person in whose name this Note is registered at 5:00 p.m. (New York City time) on the Record Date for such interest, which shall be the March 1 or September 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such regular Record Date and will be paid to the Person in whose name this Note is registered at 5:00 p.m. (New York City time) on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date.

Payment of the principal of and interest on this Note shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place. Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, Bill Barrett Corporation has caused this instrument to be duly executed.

BILL BARRETT CORPORATION

By:
Name:
Title:

By:
Name:
Title:

Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture.

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:
Name:
Title:

Additional Terms of the Notes

5.00% Convertible Senior Note due 2028

Bill Barrett Corporation a corporation organized under the laws of Delaware (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), issued this Note under an Indenture, dated as of March 12, 2008 (as it may be amended or supplemented from time to time (including by the Supplemental Indenture referred to below) in accordance with the terms thereof, the “Indenture”), between the Company and Deutsche Bank Trust Company Americas, as Trustee, as supplemented by the First Supplemental Indenture thereto dated as of March 12, 2008 (the “Supplemental Indenture”) to which reference is hereby made for a statement of the respective rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders and of the terms upon which the Notes are, and are to be, authorized and delivered. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “TIA”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of those terms. This Note is one of the Notes referred to in the Indenture initially issued in an aggregate principal amount of ONE HUNDRED AND SEVENTY-TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($172,500,000).

1.	Further Provisions Relating to Interest

Additional Interest. The Holder of this Note shall be entitled to receive Additional Interest as and to the extent provided in the Indenture.

2.	Method of Payment

The Company will pay interest on the Notes to the Persons who are registered Holders of Notes at 5:00 p.m. (New York City time) on the Record Date with respect to the applicable Interest Payment Date even if Notes are canceled after the Record Date and on or before the Interest Payment Date, except as otherwise provided in the Indenture. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest (including Additional Interest, if any) in money of the United States of America that at the time of payment is legal tender for payment of public and private debts.

The Place of Payment where the principal of and any other payments due on the Notes are payable shall initially be at the office or agency of the Company maintained for that purpose in New York, New York in accordance with Section 4.02 of this Supplemental Indenture.

The Company shall pay interest (a) on any Notes in certificated form by check mailed to the address of the Person entitled thereto as it appears in the Debt Security Register (or upon written application by such Person to the Trustee and Paying Agent (if different from the Trustee) not later than the relevant Record Date, by wire transfer in immediately available funds to such Person’s account within the United States, if such Person is entitled to interest on an aggregate principal in excess of $1,000,000, which application shall remain in effect until the Noteholder notifies the Trustee and Paying Agent to the contrary) or (b) on any Global Note by wire transfer of immediately available funds to the account of the Depositary or its nominee.

3.	Paying Agent and Registrar

Initially, Deutsche Bank Trust Company Americas (the “Trustee”) will act as Paying Agent, Registrar and Conversion Agent. The Company may appoint and change any Paying Agent, Registrar or co-registrar or Conversion Agent without notice. The Company or any of its domestically organized Wholly Owned Subsidiaries may act as Paying Agent or Registrar or co-registrar.

4.	Ranking

The Notes are senior unsecured obligations of the Company and rank equal in right of payment to all of the Company’s existing senior unsecured debt and senior to all of the Company’s future subordinated debt.

5.	Redemption

The Notes will not be subject to redemption prior to March 26, 2012. On or after March 26, 2012, the Company shall have the right to redeem the Notes, in whole or in part, at any time or from time to time for a Cash Redemption Price, as described in the Indenture, plus any accrued and unpaid interest (including Additional Interest, if any) thereon up to, but not including, the Redemption Date.

If the Redemption Date is on a date that is after a Record Date and on or prior to the corresponding Interest Payment Date, the Company shall pay the related interest (including Additional Interest, if any) to a Holder on such regular Record Date.

6.	Purchase at the Option of the Holder

Pursuant to Section 3.07 of the Supplemental Indenture, the Notes, in whole or in part, shall be purchased by the Company at the option of the Holder on March 20, 2012, March 20, 2015, March 20, 2018 or March 20, 2023, in U.S. legal tender (“Cash”) equal to 100% of the principal amount of Notes to be purchased plus accrued and unpaid interest, if any (including Additional Interest, if any), thereon to, but excluding, the Purchase Date. No Notes may be purchased by the Company at the option of Holders if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to the Purchase Date.

Any Holder delivering to the Paying Agent a Purchase Notice may convert Notes if such Holder withdraws such Purchase Notice prior to 5:00 p.m. (New York City time) on the Business Day prior to the Purchase Date and thereupon exercises such Holder’s rights of conversion in respect of such Notes pursuant to Paragraph 8 below. If the Purchase Notice is withdrawn pursuant to Section 3.09 of the Indenture, the Company will not be obligated to purchase the related Notes.

7.	Purchase at the Option of Holders Upon a Fundamental Change

Pursuant to Section 3.08 of the Supplemental Indenture, if a Fundamental Change occurs at any time that the Notes remain Outstanding, the Notes shall be purchased by the Company, in whole or in part, at the option of the Holder thereof, as of the date that is 30 Business Days after the occurrence of the Fundamental Change, such date being referred to as “the Fundamental Change Purchase Date,” at a purchase price equal to 100% of the principal amount plus, accrued and unpaid interest, if any (including Additional Interest, if any) to, but excluding, the Fundamental Change Purchase Date. No Notes may be purchased by the Company at the option of Holders upon a Fundamental Change if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to Fundamental Change Purchase Date.

Any Holder delivering to the Paying Agent a Fundamental Change Purchase Notice may convert Notes if such Holder withdraws such Fundamental Change Purchase Notice prior to 5:00 p.m. (New York City time) on the second scheduled Trading Day prior to the Fundamental Change Purchase Date below and thereupon exercises such Holder’s rights of conversion in respect of such Notes pursuant to Paragraph 8 below. If the Purchase Notice is withdrawn pursuant to Section 3.09 of the Indenture, the Company will not be obligated to purchase the related Notes.

8.	Conversion

Subject to and upon compliance with the provisions of the Indenture, this Note or any part hereof equal to $1,000 or any integral multiple thereof in excess of $1,000 may be converted by a Holder into, at the Company’s election, Cash, shares of Common Stock or a combination thereof; provided, however, that this Note may be converted only during the periods and under the conditions specified in the Indenture. The Settlement Amount deliverable upon any such conversion shall be as described in Section 9.02 of the Supplemental Indenture.

9.	Denominations, Transfer, Exchange

The Notes are issuable in registered form without coupons in denominations of $1,000 and any integral multiple thereof. A Holder of this Note may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder of this Note, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture.

10.	Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

11.	Unclaimed Money

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Company for payment as general creditors.

12.	Amendment, Waiver

Subject to certain exceptions set forth in the Supplemental Indenture, (i) the Indenture or the Notes may be amended for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Notes or the Indenture (including the Supplemental Indenture) or of any supplemental indenture to the Indenture or of modifying in any manner the rights of the Holders of the Notes without prior notice to any Holder but with the written consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Notes and (ii) any Default or Event of Default may be waived by Notice to the Trustee by the Holders of at least a majority in aggregate principal amount of the Outstanding Notes. In certain circumstances set forth in the Supplemental Indenture, the Company and the Trustee may amend or supplement the Indenture or the Notes without the consent of any Holder.

13.	Defaults and Remedies

If an Event of Default (other than an Event of Default specified in Section 6.01(ix) or Section 6.01(x) of the Supplemental Indenture with respect to the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding may declare the principal of and accrued but unpaid interest, if any (including Additional Interest, if any) on all the Outstanding Notes to be immediately due and payable, except as provided in the Supplemental Indenture. If an Event of Default specified in Section 6.01(ix) or Section 6.01(x) of the Supplemental Indenture occurs and is continuing with respect to the Company, the principal of and accrued and unpaid interest, if any (including Additional Interest, if any), on all the Notes then Outstanding, will, automatically and without any action by the Trustee or any Holder, become and be immediately due and payable. Under certain circumstances, the Holders of a majority in aggregate principal amount of the Outstanding Notes may rescind any such declaration with respect to the Notes and its consequences. No reference herein to the Indenture or the Supplemental Indenture and no provision of this Note or of the Indenture or the Supplemental Indenture shall impair, as among the Company and the Holder of the Notes, the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest (including Additional Interest, if any) on this Note at the place, at the respective times, at the rate and in the coin or currency herein and in the Indenture prescribed or to convert the Note as provided in the Indenture.

Notwithstanding the foregoing, the sole remedy under the Indenture for an Event of Default relating to the failure of the Company to comply with Section 4.03 of the Supplemental Indenture in respect of certain reporting obligations for the 180 days after the occurrence of such an Event of Default shall consist exclusively of the right to receive Additional Interest in accordance with Section 10.02 of the Supplemental Indenture to, but not including, the 181st day thereafter (or, if applicable, the earlier date on which the Event of Default relating to the reporting obligations is cured or waived) as provided in Section 10.02 of the Supplemental Indenture. If the Event of Default is continuing on the 181st day after an Event of Default relating to a failure to comply with Section 4.03 of the Supplemental Indenture occurs, the Notes will be subject to acceleration as provided in Section 6.02(a) of the Supplemental Indenture.

14.	Trustee Dealings with the Company

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

15.	Indenture and Notes Solely Corporate Obligations

No recourse for the payment of the principal of or interest on any Notes or for any claim based upon any Notes or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or in any supplemental indenture or in any Notes or because of the creation of any indebtedness represented thereby shall be had against any incorporator, stockholder, member, manager, employee, agent, officer, director or subsidiary, as such, past, present or future, of the Company or any of the Company’s subsidiaries or of any successor thereto, either directly or through the Company or any of the Company’s subsidiaries or any successor thereto, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of the Indenture and the issue of the Notes.

16.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the face of this Note.

17.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with rights of Minors Act).

18.	GOVERNING LAW

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

19.	CUSIP Number

Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures, the Company has caused a CUSIP number to be printed on the Notes and has directed the Trustee to use CUSIP numbers in all notices issued to Holders of this Note as a convenience to such Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any such notice and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder of Notes upon written request and without charge to the Holder a copy of the Indenture.

FORM OF NOTICE OF CONVERSION

TO:	BILL BARRETT CORPORATION and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Conversion Agent

The undersigned registered owner of this Note hereby irrevocably exercises the option to convert this Note, or the portion thereof (which is $1,000 or a multiple thereof) below designated, in accordance with the terms of the Indenture referred to in this Note, and directs that the check in payment for Cash and/or the shares of Common Stock, as the case may be, issuable and deliverable upon such conversion, and any Cash deliverable upon conversion in lieu of fractional shares and any Notes representing any unconverted principal amount hereof, be issued and delivered to the registered Holder hereof unless a different name has been indicated below. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture. If shares or any portion of this Note not converted are to be issued in the name of a Person other than the undersigned, the undersigned will provide the appropriate information below and pay all taxes or duties payable with respect thereto. Any amount required to be paid by the undersigned on account of interest accompanies this Note.

Dated:

Signature(s)

Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Note Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Signature Guarantee

Fill in the registration of shares of Common Stock, if any, if to be issued, and Notes if to be delivered, and the Person to whom Cash, if any, and payment in Cash for fractional shares is to be made, if to be made, other than to and in the name of the registered Holder:

Please print name and address

(Name)
(Street Address)
(City, State and Zip Code)

Principal amount to be converted (if less than all):	$
Social Security or Other Taxpayer
Identification Number:

NOTICE: The signature on this Conversion Notice must correspond with the name as written upon the face of the Notes in every particular without alteration or enlargement or any change whatever.

A-2

FORM OF REPURCHASE NOTICE

TO:	BILL BARRETT CORPORATION and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Conversion Agent

The undersigned registered owner of this Note hereby irrevocably acknowledges receipt of a notice from Bill Barrett Corporation (the “Company”) regarding the right of Holders to elect to require the Company to purchase the Notes and requests and instructs the Company to repay the entire principal amount of this Note, or the portion thereof (which is $1,000 or an integral multiple thereof) below designated, in accordance with the terms of the Indenture at the price of 100% of such entire principal amount or portion thereof, together with accrued and unpaid interest, if any, (including Additional Interest, if any) to, but excluding, the Purchase Date to the registered Holder hereof. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture. The Notes shall be purchased by the Company as of the Purchase Date pursuant to the terms and conditions specified in the Indenture.

Dated:

Signature(s)

NOTICE: The above signatures of the Holder(s) hereof must correspond with the name as written upon the face of the Notes in every particular without alteration or enlargement or any change whatever.

Notes Certificate Number (if applicable):

Principal amount to be purchased

(if less than all, must be $1,000 or whole multiples thereof):

Social Security or Other Taxpayer Identification Number:

A-3

FORM OF FUNDAMENTAL CHANGE REPURCHASE NOTICE

TO:	BILL BARRETT CORPORATION and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Conversion Agent

The undersigned registered owner of this Note hereby irrevocably acknowledges receipt of a notice from Bill Barrett Corporation (the “Company”) regarding the right of Holders to elect to require the Company to purchase the Notes and requests and instructs the Company to repay the entire principal amount of this Note, or the portion thereof (which is $1,000 or an integral multiple thereof) below designated, in accordance with the terms of the Indenture at the price of 100% of such entire principal amount or portion thereof, together with accrued and unpaid interest, if any, (including Additional Interest, if any) to, but excluding, the Fundamental Change Purchase Date to the registered Holder hereof. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture. The Notes shall be purchased by the Company as of the Fundamental Change Purchase Date pursuant to the terms and conditions specified in the Indenture.

Dated:

Signature(s)

NOTICE: The above signatures of the Holder(s) hereof must correspond with the name as written upon the face of the Notes in every particular without alteration or enlargement or any change whatever.

Notes Certificate Number (if applicable):

Principal amount to be purchased

(if less than all, must be $1,000 or whole multiples thereof):

Social Security or Other Taxpayer Identification Number:

A-4

FORM OF ASSIGNMENT AND TRANSFER

For value received                                  hereby sell(s), assign(s) and transfer(s) unto                                  (Please insert social security or other Taxpayer Identification Number of assignee) the within Notes, and hereby irrevocably constitutes and appoints                                  attorney to transfer said Notes on the books of the Company, with full power of substitution in the premises.

Dated:

Signature(s)

Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Note Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Signature Guarantee

NOTICE: The signature on this Assignment must correspond with the name as written upon the face of the Notes in every particular without alteration or enlargement or any change whatever.

A-5

EXHIBIT B - SUBSIDIARY GUARANTEE PROVISIONS

Section 1.01 The Guarantee. The Guarantor hereby jointly and severally with each of the other Subsidiary Guarantors (if any) guarantees, as a primary obligor and not as a surety, to the Trustee and each Holder and their respective successors and assigns, the prompt payment in full when due (whether at Stated Maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including Additional Interest, if any, and any interest, fees, costs or charges that would accrue but for the provisions of Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Notes, and all other obligations from time to time owing to the Trustee and the Holders by the Company under the Indenture and the Notes, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Subsidiary Guarantor jointly and severally with each of the Subsidiary Guarantors (if any) agrees that if the Company shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantor will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 1.02 Obligations Unconditional. The obligations of the Guarantor under Section 1.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable law, are absolute, irrevocable and unconditional, joint and several with each of the Subsidiary Guarantors (if any), irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantor hereunder, which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Subsidiary Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Subsidiary Guarantee or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Indenture or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(iv) the release of any other Subsidiary Guarantor pursuant to the Supplemental Indenture.

The Subsidiary Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Trustee or any Holder exhaust any right, power or remedy or proceed against the Company or any other Subsidiary Guarantor under the Indenture or the Notes or a Subsidiary Guarantee, if any, or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the

Guaranteed Obligations. The Subsidiary Guarantor waives any and all notice of the creation, renewal, extension, waiver, termination or accrual or any of the Guaranteed Obligations and notice of or proof of reliance by the Trustee or any Holder upon this Subsidiary Guarantee or acceptance of this Subsidiary Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Subsidiary Guarantee, and all dealings between the Company and the Trustee or any Holder shall likewise be conclusively presumed to have been had or consummated in reliance upon this Subsidiary Guarantee. This Subsidiary Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Trustee or any Holder, and the obligations and liabilities of the Subsidiary Guarantor hereunder shall not be conditioned or contingent upon the pursuit by the Trustee or any Holder or any other Person at any time of any right or remedy against the Company, any other Subsidiary Guarantor or any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Subsidiary Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Subsidiary Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Trustee and the Holders, and their respective successors and assigns.

Section 1.03 Reinstatement. The obligations of the Subsidiary Guarantor hereunder shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Company in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 1.04 Subrogation; Subordination. The Subsidiary Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations, it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 1.01, whether by subrogation or otherwise, against the Company or any other Subsidiary Guarantor or any security for any of the Guaranteed Obligations.

Section 1.05 Remedies. The Subsidiary Guarantor jointly and severally with each of the other Subsidiary Guarantors (if any) agrees that, as between the Subsidiary Guarantor and the Trustee or any Holder, the obligations of the Company under the Indenture and the Notes may be declared to be forthwith due and payable as provided in the Supplemental Indenture (and shall be deemed to have become automatically due and payable in the circumstances provided in the Supplemental Indenture) for purposes of Section 1.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Company and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Company) shall forthwith become due and payable by the Subsidiary Guarantor for purposes of Section 1.01.

Section 1.06 Instrument for the Payment of Money. The Subsidiary Guarantor hereby acknowledges that the guarantee in this Subsidiary Guarantee constitutes an instrument for the payment of money, and consents and agrees that the Trustee or (if permitted by the Supplemental Indenture) any Holder shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 1.07 Continuing Guarantee. The guarantee in this Subsidiary Guarantee is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

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Section 1.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of the Subsidiary Guarantor under Section 1.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 1.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by the Subsidiary Guarantor, the Trustee or any Holder or any other person, be automatically limited and reduced to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under Section 1.09, will result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

Section 1.09 Right of Contribution. The Subsidiary Guarantor hereby agrees that to the extent that any Subsidiary Guarantor shall have paid more than its proportionate share of any payment made under a Subsidiary Guarantee (based on the respective net assets of all Subsidiary Guarantors at the time of such payment determined in accordance with GAAP), such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 1.04. The provisions of this Section 1.09 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Trustee or any Holder and the Subsidiary Guarantor shall remain liable to the Trustee or any Holder for the full amount guaranteed by the Subsidiary Guarantor hereunder.

Section 1.10 Releases. The Subsidiary Guarantor shall be released from its obligations under Section 1.01 hereof as specified in Section 11.02 of the Supplemental Indenture in respect of the Notes.

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